Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of September 24, 2014

among

Laboratory Corporation of America Holdings

Bear Acquisition Corp.

and

LipoScience, Inc.

The Merger Agreement contains representations and warranties by the parties thereto. A party’s representations and warranties were made solely for the benefit of the other party or parties and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to the party or parties making the representation and warranty if it proves to be inaccurate; (ii) may have been qualified in the Merger Agreement by disclosures that were made to the other party or parties in connection with the negotiation of the Merger Agreement (provided that any specific facts that contradict the representations and warranties in the Merger Agreement in any material respect have been disclosed); (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement.

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of September 24, 2014 (this “Agreement”), is among Laboratory Corporation of America Holdings, a Delaware corporation (“Parent”), Bear Acquisition Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and LipoScience, Inc., a Delaware corporation (the “Company”). Certain terms used in this Agreement are used as defined in Section 8.12.

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, pursuant to the Merger, shares of the Company’s common stock, par value $0.001 per share (“Company Common Stock”) shall be, except as otherwise provided herein, converted into the right to receive the Merger Consideration (as defined herein) in the manner and on the terms and subject to the conditions set forth herein; and

WHEREAS, in order to induce Parent and Merger Sub to enter into this Agreement, concurrently herewith certain stockholders of the Company are executing voting agreements in favor of Parent (the “Voting Agreements”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

Article I the Merger

Section 1.1           The Merger.

Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its existence under the DGCL as a wholly-owned Subsidiary of Parent.

Section 1.2           Closing.

Unless this Agreement shall have been terminated and the Transactions abandoned pursuant to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time) on a date to be specified by the parties (the “Closing Date”), which date shall be no later than the third business day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Hogan Lovells US LLP, 875 Third Avenue, New York, NY 10022, unless another time, date or place is agreed to in writing by the parties hereto.

Section 1.3           Effective Time.

Subject to the provisions of this Agreement, as soon as practicable on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) satisfying the applicable requirements of the DGCL and duly executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

Section 1.4           Effects of the Merger.

The Merger shall have the effects set forth in applicable provisions of Delaware law and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

Section 1.5           Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a)          The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(b)          Subject to Section 5.7(b), at the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

Section 1.6           Directors and Officers of the Surviving Corporation.

The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation immediately following the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 1.7           Subsequent Actions.

If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

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Article II Effect of the Merger on the Capital Stock;
Exchange of Certificates; Company EQUITY AWARDS

Section 2.1           Effect on Capital Stock.

At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any shares of Company Common Stock (“Shares”) or of any shares of capital stock of Merger Sub:

(a)          Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be automatically converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b)          Cancellation of Company and Parent-Owned Stock. Any Shares that are owned by the Company or owned by any direct or indirect wholly-owned Subsidiary of the Company immediately prior to the Effective Time, and any Shares owned by Parent, Merger Sub or any other direct or indirect wholly-owned Subsidiary of Parent immediately prior to the Effective Time, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)          Conversion of Company Common Stock. Each issued and outstanding Share (other than Shares to be canceled in accordance with Section 2.1(b) and Dissenting Shares) shall be automatically converted into the right to receive an amount in cash, without interest, equal to $5.25 (the “Merger Consideration”). The Shares that are so converted into the right to receive the Merger Consideration pursuant to this Section 2.1(c) are referred to herein as the “Merger Shares.”

(d)          Adjustment to Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

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(e)          Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing or who otherwise did not validly waive their right to appraisal) and who is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Dissenting Stockholders”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such holder shall be entitled to payment of the fair value of such Shares in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such stockholder’s Shares shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such Share, in accordance with Section 2.1(c), without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle, or offer or agree to settle, any such demand for payment or waive any failure by a stockholder to timely comply with the requirements of the DGCL to perfect or demand appraisal rights. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.2 to pay for Shares for which appraisal rights have been perfected shall be returned to Parent upon demand.

Section 2.2           Exchange of Certificates.

(a)          Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company to act as paying agent in connection with the Merger (the “Paying Agent”). Promptly after the Effective Time, Parent shall deposit the aggregate Merger Consideration to which holders of Merger Shares shall become entitled pursuant to Section 2.1(c) with the Paying Agent, for the benefit of the holders of the Merger Shares outstanding immediately prior to the Effective Time. Such aggregate Merger Consideration deposited with the Paying Agent shall, pending its disbursement to such holders, be invested by the Paying Agent as directed by Parent. Any net profit resulting from, or interest or income produced by, such amounts on deposit with the Paying Agent will be payable to Parent or as Parent otherwise directs.

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(b)          Payment Procedures. Promptly after the Effective Time, but in any event no later than five business days after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a Merger Share (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates representing the Merger Shares (the “Certificates”) and to any uncertificated Merger Shares held in book-entry form (“Uncertificated Shares”) shall pass, only upon delivery of the Certificates or transfer of the Uncertificated Shares to the Paying Agent, and which shall be in such form and shall have such other provisions as is customary) and (ii) instructions for use in effecting the surrender of the Certificates or transfer of the Uncertificated Shares in exchange for payment of the Merger Consideration. Upon (i) surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may require) in the case of book-entry transfer of Uncertificated Shares, the holder of such Certificate or Uncertificated Shares shall be entitled to receive promptly in exchange therefor the Merger Consideration, without interest, for each Merger Share formerly represented by such Certificate or Uncertificated Share, and the Certificate or Uncertificated Share so surrendered or transferred shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or transferred Uncertificated Shares is registered, it shall be a condition of payment that (x) the Certificate so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Shares shall be properly transferred and (y) the Person requesting such payment shall have paid any transfer and other Taxes (other than income Taxes) required by reason of the payment of the Merger Consideration in respect thereof or shall have established to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate or Uncertificated Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II, without interest.

(c)          Transfer Books; No Further Ownership Rights in Company Capital Stock. The Merger Consideration paid in respect of the Merger Shares upon the surrender for exchange of Certificates or transfer of Uncertificated Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Merger Shares previously represented by such Certificates or Uncertificated Shares, and at the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Merger Shares shall cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration to be paid in consideration therefor, without interest, upon compliance with the provisions of Section 2.2(b) or as otherwise provided by applicable Law. Subject to the last sentence of Section 2.2(e), if, at any time after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(d)          Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond, in such customary amount and upon such customary terms as Parent or the Paying Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the Merger Shares formerly represented by such Certificate, as contemplated by this Article II.

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(e)          Termination of Fund. At any time following 12 months after the Closing Date, Parent shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that had been made available to the Paying Agent and which have not been disbursed to holders of Merger Shares, and thereafter such holders shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates or transfer of any Uncertificated Shares held by such holders, as determined pursuant to this Agreement, without any interest thereon. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(f)          No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)          Withholding Taxes. Parent, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the Merger Consideration, the Stock Option Payments and the Company RSU Payments otherwise payable to a holder of Merger Shares, Options or Company RSUs, as applicable, pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of state, local or foreign tax Law. To the extent amounts are so withheld, (i) Parent, the Surviving Corporation or the Paying Agent, as the case may be, shall remit such withheld amounts to the applicable Governmental Authority, and (ii) the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.3           Equity Awards.

(a)          Options. Prior to the Effective Time, the Company shall take all actions necessary to provide that (i) each Option outstanding as of the Closing Date shall be fully vested and exercisable prior to the Effective Time and (ii) each Option outstanding under the Company Stock Plans immediately prior to the Effective Time shall be canceled and terminated and of no further force or effect as of the Effective Time and, unless exercised prior to the Effective Time, shall, to the extent the exercise price thereof is less than the Merger Consideration, instead represent solely the right to receive from the Company payment in cash (subject to any applicable withholding or other Taxes required by applicable Law to be withheld in accordance with Section 2.2(g)) of an amount equal to the product of (A) the total number of shares of Company Common Stock subject to such Option and (B) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Option (each such amount payable hereunder, if any, or any other amount paid in respect of an Option, a “Stock Option Payment”). Parent shall (or shall cause the Company to) pay the Stock Option Payments, if any, promptly following the Effective Time to the persons entitled thereto, which in the case of Stock Option Payments in respect of Options held by the Company’s current or former employees or directors shall be made in accordance with the Company’s standard payroll practices. Prior to the Effective Time, the Company shall take all actions necessary to provide holders of Options with written notice that (i) their Options may be fully exercised prior to the Effective Time and (ii) as of the Effective Time, all Options shall be canceled and terminated and of no further force or effect as described in this Section 2.3(a).

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(b)          Company RSUs. At the Effective Time, each outstanding Company RSU, whether vested or unvested, shall be cancelled, and in exchange therefor, the holder thereof shall be entitled to receive, and Parent shall (or shall cause the Company to) pay, as soon as reasonably practicable after the Effective Time, an amount in cash equal to the product of (i) the Merger Consideration multiplied by (ii) the total number of Shares subject to such Company RSUs (subject to any applicable withholding or other Taxes required by applicable Law to be withheld in accordance with Section 2.2(g)); provided that payment in respect of Company RSUs that have been deferred, if any, will be made in accordance with the terms of such award and the applicable deferral election made by the holder thereof (each such amount payable hereunder, if any, or any other amount paid in respect of a Company RSU, a “Company RSU Payment”). In the event that the immediate payment of the amounts contemplated above in respect of the Company RSUs would cause an impermissible acceleration event under Section 409A of the Code, such amounts shall become vested at the Effective Time and will be paid at the earliest time such payment would not cause an impermissible acceleration event under Section 409A.

(c)          Warrants.

(i)          At the Effective Time, the Surviving Corporation shall assume the obligations of the Company under each Assumed Warrant such that each Assumed Warrant shall thereafter be converted into a right to receive, upon exercise of such Assumed Warrant and payment of the exercise price thereof, a cash amount equal to the Warrant Consideration for each share of Company Common Stock subject to such Assumed Warrant and for which such Assumed Warrant has been exercised. The “Warrant Consideration” shall mean, with respect to any share of Company Common Stock issuable under a particular Assumed Warrant, an amount equal to the Merger Consideration.

(ii)         Pursuant to the terms of the Non-Assumed Warrants, promptly after the date of this Agreement (and no less than fifteen (15) days prior to the Closing Date), the Company shall provide each holder of a Non-Assumed Warrant with written notice that, if such holder does not exercise the Non-Assumed Warrant prior to the Effective Time, such Non-Assumed Warrant will expire upon the Effective Time. Prior to the Effective Time, the Company shall take all other actions necessary to cause the Non-Assumed Warrants to terminate as of the Effective Time, including, but not limited to any other actions required under the terms of the Non-Assumed Warrants.

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(d)          Treatment of the ESPP. Following the date of this Agreement, (i) the Company shall not offer or grant any purchase rights under the ESPP; (ii) no offering or purchase period shall be permitted under the ESPP; and (iii) the ESPP shall be terminated immediately as of the Effective Time.

(e)          Corporate Action. Prior to the Effective Time, the Company shall take all actions necessary to terminate all the Company Stock Plans effective at or prior to the Effective Time that have not previously been terminated. Without limiting the foregoing, the Company shall take all actions necessary to ensure that the Company shall not, at the Effective Time, be bound by any options, stock appreciation rights, restricted stock units, warrants or other rights or agreements which would entitle any Person, other than Parent and Merger Sub, to own any capital stock of the Surviving Corporation or to receive any payment in respect thereof other than (i) the Stock Option Payment, if any, (ii) the Company RSU Payment, if any, (iii) the Warrant Consideration, if any, or (iv) any Dissenting Stockholder’s right to receive payment of the fair value of Dissenting Shares, if any.

Article III Representations and Warranties of the Company

Except as set forth in the disclosure schedule delivered by the Company to Parent simultaneously with the execution of this Agreement and signed by an authorized officer of the Company solely in his or her capacity as an officer of the Company (the “Company Disclosure Schedule”), with specific reference to the Section or subsection of this Agreement to which the information stated in such disclosure relates (it being agreed that disclosure of any information in a particular section or subsection of the Company Disclosure Schedule corresponding to this Article III shall be deemed to be disclosed with respect to any other section or subsection of this Article III to the extent such disclosure is accompanied by an appropriate cross reference to such other section or subsection or to the extent that it is reasonably apparent from a reading of the text of such disclosure as set forth in the Company Disclosure Schedule (and without reference to the contents of any Contract or document or other materials referenced in such disclosure) that such disclosure also qualifies or applies to such other section or subsection), the Company represents and warrants to Parent and Merger Sub as follows:

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Section 3.1           Organization, Standing and Corporate Power.

(a)          Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, a “Company Material Adverse Effect” shall mean any event, circumstance, change, occurrence or effect that (i) is materially adverse to, or has a material adverse effect on, the business, properties, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; or (ii) prevents or materially adversely affects the Company’s ability to perform its obligations under this Agreement or to consummate the Transactions, excluding any such event, circumstance, change, occurrence or effect arising out of, resulting from or attributable to: (A) acts of war or major armed hostilities, sabotage, or terrorism or any escalation or worsening of any acts of war, major armed hostilities, sabotage or terrorism; (B) compliance with the terms of, or the taking of any action required by, this Agreement; (C) changes in Laws (other than changes that have a disproportionate adverse impact on the Company and its Subsidiaries taken as a whole compared to other businesses competing in the industries in which the Company does business) or GAAP; (D) any change in the price or trading volume of the Company Common Stock in and of itself (it being understood that the circumstances underlying such change may be deemed to constitute, or may be taken into account in determining whether there has been, a Company Material Adverse Effect); (E) any change in any analyst rating of the Company in and of itself (it being understood that the circumstances underlying such change may be deemed to constitute, or may be taken into account in determining whether there has been, a Company Material Adverse Effect); (F) the announcement of the Transactions or the taking of any action pursuant to this Agreement or otherwise with the written consent of Parent, including the impact thereof on the relationships of the Company with customers, suppliers, distributors, consultants, employees or independent contractors or any other Person with whom the Company has any relationship; (G) changes generally affecting the industries in which the Company and its Subsidiaries operate (other than changes that have a disproportionate adverse impact on the Company and its Subsidiaries taken as a whole compared to other businesses competing in the industries in which the Company does business); (H) any change generally affecting the economy, financial or securities markets or political or economic conditions, or regulatory conditions (other than changes in regulatory conditions that have a disproportionate adverse impact on the Company and its Subsidiaries taken as a whole compared to other businesses competing in the industries in which the Company does business) in any geographic region in which the Company conducts business (it being understood that the circumstances underlying such change may be deemed to constitute, or may be taken into account in determining whether there has been, a Company Material Adverse Effect) and (I) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, or predictions of revenue, earnings or other financial measure (it being understood that the circumstances underlying such failure may be deemed to constitute, or may be taken into account in determining whether there has been, a Company Material Adverse Effect).

(b)          The Company does not have any Subsidiaries and does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person.

(c)          The Company has delivered or made available to Parent correct and complete copies of its certificate of incorporation and bylaws, as amended (the “Company Charter Documents”), and correct and complete copies of the certificates of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries (the “Subsidiary Organizational Documents”), in each case as amended to the date of this Agreement. All such Company Charter Documents and Subsidiary Organizational Documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their respective provisions in any material respect.

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Section 3.2           Capitalization.

(a)          The authorized capital stock of the Company consists of (i) 75,000,000 shares of Company Common Stock, and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (the stock referred to in clause (ii) “Preferred Stock”).

(b)          At the close of business on September 23, 2014, (i) 15,294,727 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 2,748,612 shares of Company Common Stock were reserved for issuance under the Company Stock Plans (of which 1,502,957 shares of Company Common Stock were subject to outstanding Options granted under the Equity Compensation Plans, 662,759 shares of Company Common Stock were subject to outstanding Company RSUs granted under the Equity Compensation Plans and 394,388 shares of Company Common Stock were reserved for issuance pursuant to the ESPP (provided that there are no outstanding purchase rights or outstanding contributions to fund the exercise of a purchase right under the ESPP)), (iv) 78,741 shares of Company Common Stock were reserved for issuance upon the exercise of the Warrants, and (v) no shares of Preferred Stock were issued or outstanding. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(c)          Section 3.2(c) of the Company Disclosure Schedule sets forth a correct and complete list, as of September 18, 2014, of all outstanding Options, Company RSUs or other rights to purchase or receive shares of Company Common Stock granted under the Company Stock Plans, and, for each such Option, Company RSU or other right, (i) the Company Stock Plan under which issued, (ii) the number of shares of Company Common Stock subject thereto, (iii) the grant date and exercise price thereof, as applicable, and (iv) the name of the holder thereof. No Options, Company RSUs or other rights to purchase or receive any shares of Company Common Stock or other equity securities of the Company are outstanding under any Company Stock Plan, other than the Equity Compensation Plans.

(d)          The Company has delivered or made available to Parent complete and accurate copies of the Warrants, and except for the Warrants, no other warrants for shares of the Company Common Stock or Preferred Stock are outstanding.

(e)          Since January 31, 2013, the Company has not declared or paid any dividend or declared or made any distribution on any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock. Since January 31, 2013, the Company has not issued any shares of its capital stock, voting securities or equity interests, or any securities convertible into or exchangeable or exercisable for any shares of its capital stock, voting securities or equity interests, other than pursuant to (i) the exercise of Options issued under the Equity Compensation Plans or (ii) the vesting of Company RSUs.

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(f)          Except (i) as set forth above in this Section 3.2 or (ii) as otherwise expressly permitted by Section 5.1 hereof, as of the date of this Agreement there are not, and as of the Effective Time there will not be, any shares of capital stock, voting securities or equity interests of the Company issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or equity interests of the Company or representing the right to purchase or otherwise receive any Company Common Stock.

(g)          None of the Company or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of the Company or any of its Subsidiaries.

Section 3.3           Authority; Noncontravention; Voting Requirements.

(a)          The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, subject to the receipt of Company Stockholder Approval. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Transactions, have been duly authorized and approved by the Company Board of Directors and except for obtaining the Company Stockholder Approval for adoption of this Agreement, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b)          The Company Board of Directors, at a meeting duly called and held, has unanimously (i) determined that this Agreement, the Voting Agreements, the Merger and the other Transactions are advisable, fair to, and in the best interest of the Company and its stockholders, (ii) approved this Agreement, the Voting Agreements and the Transactions, including the Merger, and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement ((i), (ii), and (iii) being referred to collectively as the “Company Board Recommendation”).

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(c)          None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Transactions, or the compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Company Charter Documents or any of the Subsidiary Organizational Documents or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Company Stockholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (y) except as set forth in Section 3.3(c) of the Company Disclosure Schedule, violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Material Contract, Company License or Environmental Permit, to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets are bound or affected except, in the case of clauses (x) and (y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(d)          The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Transactions.

Section 3.4           Governmental Approvals, Filings and Consents.

Except as set forth on Section 3.4 of the Company Disclosure Schedule and for consents, approvals, filings and/or notices pursuant to or required by (a) the SEC, including (1) a proxy statement relating to the Company Stockholder Meeting (as amended or supplemented from time to time, the “Proxy Statement”), and (2) any other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (b) the rules and regulations of the NASDAQ, (c) the DGCL, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (d) the HSR Act and Applicable Foreign Competition Laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary to be obtained or made by the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of the Company to perform its obligations hereunder, or prevent or materially impede, interfere with, hinder or delay the consummation of the Transactions.

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Section 3.5           Company SEC Documents; Undisclosed Liabilities; Related Matters.

(a)          The Company has timely filed and furnished all reports, schedules, forms, prospectuses, and registration, proxy and other statements required to be filed or furnished by the Company with the SEC since January 30, 2013 (collectively, and together with all documents incorporated by reference therein, but excluding any exhibits filed therewith to the extent the information set forth therein is not incorporated by reference into such report, schedule, form, prospectus, registration, proxy or other statement, the “Company SEC Documents”). None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing dates (in the case of all other Company SEC Documents) and if later amended or superseded, then as of the date of such later filing, the Company SEC Documents complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, applicable to such Company SEC Documents.

(b)          None of the Company SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)          The consolidated financial statements of the Company included in the Company SEC Documents (i) at the time filed complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by SEC rules and regulations, including Regulation S-X) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates indicated and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole).

(d)          Except as set forth on Section 3.5 of the Company Disclosure Schedule, since January 30, 2013, the Company has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules and regulations promulgated thereunder. The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ.

(e)          The management of the Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) of the Exchange Act) that are effective to reasonably ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company in a manner that allows timely decisions regarding required disclosure.

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(f)          The Company’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is effective in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are made in accordance with the authorization of management, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would materially affect the Company’s financial statements. The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. As of the date hereof, to the Knowledge of the Company, the Company has not received any complaints regarding accounting, internal accounting controls or auditing matters, including any such complaint regarding questionable accounting or auditing matters. To the Knowledge of the Company, the Company has not identified any currently existing material weaknesses in the design or operation of internal controls over financial reporting. To the Knowledge of the Company, there is no reason to believe that its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act when due.

(g)          There are no outstanding loans made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(h)          The date of each Option and Company RSU that is reflected in the Company’s books and records is the actual date of grant thereof (as determined under GAAP). The financial statements of the Company included in the Company SEC Documents fairly reflect in all material respects amounts required to be shown as expense in connection with the grant and/or amendment of any Option or Company RSU.

(i)          Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, whether known or unknown) whether or not required, if known, to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (i) as and to the extent reflected or reserved against on the audited balance sheet of the Company and its Subsidiaries as of December 31, 2013 (the “Company Balance Sheet” and such date, the “Balance Sheet Date”) (including the notes thereto) included in the Company’s Annual Report on Form 10-K filed with the SEC on March 28, 2014, (ii) incurred after the Balance Sheet Date in the ordinary course of business and that are immaterial in amount or significance to the business, financial condition or results of operation of the Company and its Subsidiaries taken as a whole, (iii) incurred in connection with the Transactions or (iv) that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

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Section 3.6           Absence of Certain Changes or Events.

Since the Balance Sheet Date, (a) there has not been any event, circumstance, change, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; (b) the Company and its Subsidiaries have operated their respective businesses in all material respects in the ordinary course of business consistent with past practice, except as otherwise permitted or required by this Agreement after the date of this Agreement; (c) neither the Company nor any of its Subsidiaries has taken any action described in Section 5.1 hereof that if taken after the date hereof and prior to the Effective Time without the prior written consent of Parent would violate such provision; and (d) there has not occurred any damage, destruction or loss (whether or not covered by insurance) of any tangible asset of the Company or any of its Subsidiaries which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 3.7           Legal Proceedings.

Except as set forth on Section 3.7 of the Company Disclosure Schedule, there is no pending or, to the Knowledge of the Company, threatened, material legal, administrative, arbitral or other proceeding, claim, suit or action against, or governmental or regulatory investigation of, the Company or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of the Company, threatened to be imposed) upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries, by or before any Governmental Authority. Except as set forth on Section 3.7 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is currently subject to any settlement agreement or stipulation with respect to any legal, administrative, arbitral or other proceeding, claim, suit or action.

Section 3.8           Compliance With Laws; Regulatory Matters.

(a)          Except as set forth in Section 3.8(a) of the Company Disclosure Schedule, the Company is not now, and since September 30, 2011 has not been, in default or violation of any Law applicable to the Company or by which any property or asset of the Company is bound, including, (i) the Federal Ethics in Patient Referrals Act, 42 U.S.C. § 1395nn, and all regulations promulgated thereunder (known as the “Stark Law”), (ii) the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b), and all regulations promulgated thereunder (known as the “Anti-Kickback Statute”), (iii) the Federal False Claim Act, 31 U.S.C. § 3729, and all regulations promulgated thereunder, (iv) the Occupational Safety and Health Act, and all regulations promulgated thereunder that apply to the Company or its business (known as “OSHA”), (v) the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 321 et seq., and all regulations promulgated thereunder, (vi) the Clinical Laboratory Improvement Amendments, 42 C.F.R. Part 493, and all regulations promulgated thereunder (“CLIA”), (vii) applicable Laws of the United States Drug Enforcement Administration (“DEA”), (viii) state anti-kickback, fee-splitting and patient brokering Laws, (ix) Information Privacy and Security Laws, and (x) state Laws governing self-referral and the licensure and operation of clinical laboratories.

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(b)          Neither the Company nor the officers, directors, managing employees or agents of the Company nor, to the Knowledge of the Company, any other employees of the Company, have engaged in any activities which are cause for criminal or material civil penalties against, or mandatory or permissive exclusion of, the Company from Medicare, Medicaid, or any other federal health care program under 42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, or 1395nn, the Federal Employees Health Benefits program statute, or the regulations promulgated pursuant to such statutes or related state or local statutes or regulations.

(c)          The Company’s past and present collection, use, analysis, disclosure, retention, storage, security and dissemination of Personal Information comply with, and have not violated, (i) any and all applicable Laws, including Information Privacy and Security Laws, (ii) business associate agreements to which the Company is a party, (iii) any Person’s right of publicity and (iv) each of the Company’s privacy policies. To the extent required by applicable Law, the Company has posted in accordance with Information Privacy and Security Laws a privacy policy governing its use of Personal Information on its website and has complied at all times with such privacy policy.

(d)          Section 3.8(d) of the Company Disclosure Schedule contains a true, correct and complete list of all material federal, state, county or local permits (including, without limitation, 510(k) clearances, Medicare, Medicaid and other provider numbers, state laboratory licenses, CLIA and DEA certifications and other permits (other than Environmental Permits)) that have been issued to the Company and that are currently in effect (the “Company Licenses”), and these Company Licenses constitute all the material permits necessary for the conduct of the Current Company Business and use of the Company Facilities as currently used. Each Company License is valid and in full force and effect. To the Knowledge of the Company, the Company is in compliance in all material respects with all terms and conditions of the Company Licenses. There is no investigation or proceeding pending or, to the Knowledge of the Company, threatened that could result in the termination, revocation, suspension, or restriction of any Company License or the imposition of any fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any Company License. Except as set forth in Section 3.8(d) of the Company Disclosure Schedule, none of the Company Licenses shall be adversely affected in any material respect by the consummation of the Transactions.

(e)          The Company is in compliance in all material respects with all applicable registration and listing requirements set forth in 21 U.S.C. § 360, 21 C.F.R. Part 807. All submissions made by Company or by any third party on behalf of the Company in connection with any Company Products to any Governmental Authority were when made, and as of the Closing Date will be, accurate and complete in all material respects.

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(f)          Since September 30, 2011, the Company has not received any Food and Drug Administration (“FDA”) Form 483 or other Governmental Authority notice of inspectional observations, “warning letters,” “untitled letters” or, to the Knowledge of the Company, requests or requirements to make changes to the operations of the Current Company Business or the Company Products, or similar correspondence or written notice from the FDA or other Governmental Authority in respect of the Current Company Business or Company Products and alleging or asserting noncompliance with any applicable Laws, permits or such requests or requirements of a Governmental Authority.

(g)          To the Knowledge of the Company, all studies, tests and preclinical and clinical trials in respect of the Current Company Business and Company Products being conducted by or on behalf of the Company that have been or will be submitted to any Governmental Authority, including the FDA, are being or have been conducted in material compliance with all applicable Laws and guidance of the FDA, including the FDA’s Good Laboratory Practices regulations, and regulations and guidance restricting the use and disclosure of individually identifiable health information.

(h)          To the Knowledge of the Company, the Company is not the subject of any pending or threatened investigation in respect of the Company’s business by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Knowledge of the Company, the Company has not committed any act, made any statement, or failed to make any statement, in each case in respect of the Current Company Business or the Company Products that would provide a reasonable basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities” and any amendments thereto. Neither the Company nor, to the Knowledge of the Company, any of its officers, employees or agents has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in a material debarment or exclusion (i) under 21 U.S.C. Section 335a, or (ii) any similar applicable state Law. To the Knowledge of the Company, no debarment proceedings or investigations in respect of the Current Company Business or Company Products are pending or threatened against the Company or any of its officers, employees or agents.

(i)          To the Knowledge of the Company, there are no investigations, suits, claims, actions or proceedings against or affecting the Company pending or threatened, relating to or arising under (i) the FDCA or the regulations of the FDA promulgated thereunder or similar Laws, or (ii) Information and Privacy Security Laws, including alleging a violation of any Person’s rights under any Information Privacy and Security Laws or the Company’s former or current published privacy policies. The Company has not received any notices from the United States Department of Health and Human Services Office for Civil Rights, Department of Justice, Federal Trade Commission, or the Attorney General of any state relating to any such violations. The Company has not acted and is not acting in a manner that would reasonably be expected to trigger a notification or reporting requirement under any applicable Law or business associate agreement to which the Company is a party, or any Information Privacy and Security Laws related to the disclosure of Personal Information.

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(j)          Except as set forth in Section 3.8(j) of the Company Disclosure Schedule, there are no pending, concluded, since January 1, 2012, or, to the Knowledge of the Company, threatened investigations, suits, claims, actions or proceedings relating to the Company’s participation in any payment program, including without limitation, Medicare, Medicaid, and private third party payor programs (“Payment Programs”). The Company is not subject to, nor, since September 30, 2011, has the Company been subjected to, any pre-payment utilization review or other utilization review by any Payment Program. Except as set forth in Section 3.8(j) of the Company Disclosure Schedule, no Payment Program is currently requesting or has requested since September 30, 2011 or, to the Knowledge of the Company, is threatening or has since September 30, 2011 threatened any recoupment, refund, or set-off from the Company in excess of $10,000. Since September 30, 2011, no Payment Program has imposed a fine, penalty or other sanction on the Company. Since September 30, 2011, the Company has not been excluded from participation in any Payment Program. All billing practices of the Company with respect to all Payment Programs have been in compliance with all Laws applicable to the Company in all material respects.

(k)          The negotiation, execution and consummation of the Transactions will not breach or otherwise violate any applicable Information Privacy and Security Laws, or the Company’s executed HIPAA business associate agreements or current published privacy policy.

(l)          Complete and accurate copies of the compliance policies and/or procedures and privacy notices of the Company relating to Information Privacy and Security Laws have been furnished or made available to Parent. All of the Company’s employees who have access to Personal Information that is subject to Information Privacy and Security Laws have received training with respect to compliance with Information Privacy and Security Laws.

(m)          The Company has taken reasonable measures consistent with reasonable industry practices and in compliance with applicable Laws including Information Privacy and Security Laws to ensure that Personal Information is protected against loss and unauthorized access, acquisition, use, modification, disclosure or other misuse, and there has been no known unauthorized access, acquisition, use, disclosure, compromise or other misuse of such Personal Information.

(n)          The Company has performed a HIPAA security rule risk assessment as required by 45 C.F.R. 164.308(a)(1)(ii)(A), including an assessment as required by 45 C.F.R. 164.306(d)(3), taking into account the factors set forth in 45 C.F.R. 164.306(a), (b), and (c) and created and maintained documentation in accordance with 45 C.F.R. 164.316 (the “Security Risk Assessment”). The Company has addressed and remediated all threats and deficiencies identified in the Security Risk Assessment in accordance with HIPAA.

Section 3.9           Information in Proxy Statement.

The Proxy Statement and any other document filed with the SEC by the Company in connection with the Merger (and any amendment thereof or supplement thereto), at the date first mailed to the Company’s stockholders and at the time of the Company Stockholders Meeting and at the time filed with the SEC, as the case may be, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub expressly for inclusion in such documents. The Proxy Statement and such other documents filed with the SEC by the Company will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

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Section 3.10         Tax Matters.

(a)          Each of the Company and its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material Tax Returns required to be filed by it, and all such filed Tax Returns are correct and complete in all material respects. The Company and each of its Subsidiaries has timely paid (or has had paid on its behalf) all material Taxes due and owing (whether or not shown on any return) other than Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company’s financial statements in accordance with GAAP.

(b)          To the Knowledge of the Company, no deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries that is not accurately reflected as a liability on the Company Balance Sheet.

(c)          The Company and its Subsidiaries have disclosed on their respective Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code or any similar provision of applicable Law, and is in possession of supporting documentation as may be required under any such provision.

(d)          The Company and each of its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid by them in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(e)          Neither the Company nor any of its Subsidiaries has been subject to a written claim by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(f)          Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(g)          No audit or other administrative or court proceedings are pending with any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries and no written notice thereof has been received by the Company or any of its Subsidiaries.

(h)          Except as set forth in Section 3.10(h) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or other arrangement that, individually or collectively, or whether alone or in connection with any other event, could reasonably be expected to give rise to the payment of any amount which would not be deductible by reason of Section 280G of the Code or would be subject to withholding under Section 4999 of the Code.

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(i)          Except as set forth in Section 3.10(i) of the Company Disclosure Schedule, the Company has delivered or made available to Parent correct and complete copies of (i) all income and franchise Tax Returns of the Company and its Subsidiaries for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income and franchise Taxes of the Company or any of its Subsidiaries.

(j)          As of the Closing, neither the Company nor any of its Subsidiaries will be a party to any tax allocation, tax sharing, tax indemnity or similar agreement with respect to Taxes.

(k)          There are no Liens for Taxes (other than Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company’s financial statements in accordance with GAAP) upon any of the assets of the Company or any of its Subsidiaries.

(l)          Neither the Company nor any of its Subsidiaries has ever been a member of an “affiliated group” (as defined in Section 1504(a) of the Code) except for any group of which the Company was the common parent corporation.

(m)          Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any deduction in calculating, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; or (iii) installment sale or open transaction disposition made on or prior to the Closing Date.

(n)          Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of any Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(o)          Neither the Company nor any of its Subsidiaries is required to make any disclosure to the Internal Revenue Service (“IRS”) with respect to a “listed transaction” pursuant to Section 1.6011-4(b)(2) of the Treasury Regulations promulgated under the Code.

(p)          The Company has not been a “United States real property holding corporation” within the meaning of Section 897 of the Code during the five-year period ending on the Closing Date.

(q)          The unpaid Taxes of the Company and its Subsidiaries (A) did not as of the Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.

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(r)          For purposes of this Agreement: (x) “Taxes” shall mean (A) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, premium, property, windfall profits and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (B) all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with any item described in clause (A), and (C) any transferee liability in respect of any items described in clauses (A) and/or (B) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise, and (y) “Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 3.11         Employee Benefits and Labor Matters.

(a)          Section 3.11(a) of the Company Disclosure Schedule sets forth a correct and complete list as of the date of this Agreement of: (i) all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and (ii) all other employee benefit plans, pensions (including any annuities), policies, agreements, arrangements, payroll practices, or benefits with respect to which the Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise, including (A) employment, individual consulting or other compensation agreements, (B) bonus or other incentive compensation, (C) stock purchase, equity or equity-based compensation, (D) deferred compensation, (E) director, officer or employee loans, and (F) change in control, retention, termination, retirement, severance, death, sick leave, vacation, salary continuation, health or life insurance and educational assistance plans, policies, agreements, arrangements or benefits (collectively, the “Company Plans”). No Company Plan is or has been subject to Title IV of ERISA or is or has been a “multiemployer plan,” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), or is or has been subject to Sections 4063 or 4064 of ERISA.

(b)          Except as set forth in Section 3.11(b) of the Company Disclosure Schedule, correct and complete copies of the following documents with respect to each of the Company Plans have been delivered or been made available to Parent by the Company to the extent applicable: (i) any plans and related trust documents, insurance contracts or other funding arrangements, and all amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto, (iii) the most recent actuarial report, if any; (iv) the most recent IRS determination or opinion letter; (v) the most recent summary plan descriptions; (vi) written summaries of all non-written Company Plans; and (vii) all material correspondence with a Governmental Authority.

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(c)          The Company Plans have been maintained, in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other Laws.

(d)          The Company Plans intended to qualify under Section 401 or for other tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code have received a determination from the IRS that they are so qualified or are the subject of a favorable opinion letter, and any trusts intended to be exempt from federal income taxation under the Code are so exempt. Nothing has occurred with respect to the operation of the Company Plans that could reasonably be expected to cause the loss of such qualification or exemption, or the imposition of any liability, penalty or tax under ERISA or the Code.

(e)          All contributions required to have been made under any of the Company Plans or by Law (without regard to any waivers granted under Section 412 of the Code), have been timely made.

(f)          There are no pending actions, claims or lawsuits arising from or relating to the Company Plans or the assets thereof (other than routine benefit claims), nor does the Company have any Knowledge of facts that could reasonably be expected to form the basis for any such claim or lawsuit that would, or would reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

(g)          Except as set forth on Section 3.11(g) of the Company Disclosure Schedule, none of the Company Plans provide for post-employment life insurance or health insurance coverage or benefits for any participant or any beneficiary of a participant, except as may be required under Part 6 of the Subtitle B of Title I of ERISA and at the expense of the participant or the participant’s beneficiary.

(h)          Except as set forth on Section 3.11(h) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions, whether alone or in connection with any other event, will (i) result in any payment becoming due to any employee of the Company or any of its Subsidiaries, (ii) increase any benefits otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment or vesting of any rights with respect to benefits under any such plan, or (iv) require any contributions or payments to fund any obligations under any Company Plan.

(i)          No individual who performs services for the Company or any of its Subsidiaries (other than through a Contract with an organization other than such individual) should be treated as an employee of the Company or any of its Subsidiaries for federal income tax purposes who is not in fact so treated for such purposes.

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(j)          All arrangements that would be considered “deferred compensation” for purposes of Section 409A of the Code are in compliance with Section 409A of the Code. Each Company Plan that is subject to Section 409A of the Code has been administered in compliance with the applicable requirements of Section 409A of the Code and all applicable IRS and Treasury Department guidance issued thereunder. None of the Transactions will result in a deferral of compensation under any Company Plan that is subject to Section 409A of the Code. Each Option issued under any Company Plan (or any predecessor plan providing for the issuance of options to employees of the Company or any of its Subsidiaries) that has been exercised has been properly treated by the Company as an incentive stock option under Code Section 422 or as a nonstatutory option, as applicable. All Options granted under any Company Plan were granted with an exercise price at least equal to the fair market value of the Company Common Stock on the date of grant of such Option and no Option has been amended to reduce the exercise price from that in effect on the date of grant (except pursuant to non-discretionary antidilution provisions governing such Option).

(k)          To the Knowledge of the Company, none of the employees of the Company or its Subsidiaries is represented in his or her capacity as an employee of the Company or any of its Subsidiaries by any labor organization. Neither the Company nor any of its Subsidiaries has recognized any labor organization, nor, to the Knowledge of the Company, has any labor organization been elected as the collective bargaining agent of any employees, nor has the Company or any of its Subsidiaries entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any employees. There is no union organization activity involving any of the employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened, nor has there ever been union representation involving any of the employees of the Company or any of its Subsidiaries. There is no picketing pending or, to the Knowledge of the Company, threatened, and there are no strikes, slowdowns, work stoppages, other job actions, lockouts, arbitrations, grievances or other labor disputes involving any of the employees of the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened. There are no complaints, charges or claims against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened to be brought or filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by the Company or any of its Subsidiaries, of any individual. The Company and its Subsidiaries are in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” law (“WARN”), collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax, except for any such non-compliance that has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of its Subsidiaries since September 30, 2011.

Section 3.12         Environmental Matters.

(a)          Except as set forth on Section 3.12(a) of the Company Disclosure Schedule, the Company and its Subsidiaries are in material compliance with Environmental Laws, and, except for any matters that have been fully and finally resolved without further material liability for Environmental Damages to the Company and its Subsidiaries, at all other times, have been, in material compliance with all Environmental Laws.

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(b)          Neither the Company nor any of its Subsidiaries has assumed by Contract any material liability for Environmental Damages under any Environmental Law. There are no pending or, to the Knowledge of the Company, threatened Environmental Claims involving material Environmental Damages against the Company or any of its Subsidiaries. Except as set forth on Section 3.12(b) of the Company Disclosure Schedule, to the Knowledge of the Company, there are no facts, circumstances, or conditions existing, initiated or occurring that would reasonably be expected to (i) form the basis of an Environmental Claim involving material Environmental Damages against the Company or any of its Subsidiaries or (ii) cause the Company or any of its Subsidiaries to incur material Environmental Damages.

(c)          The Company and its Subsidiaries maintain all material Environmental Permits necessary to operate the Current Company Business (including the Company Facilities), and Section 3.12(c) of the Company Disclosure Schedule sets forth a complete list of all such material Environmental Permits.

(d)          Except as set forth in Section 3.12(d) of the Company Disclosure Schedule, to the Knowledge of the Company, none of the following are present at the Company Facilities, including the Owned Real Property and the Leased Real Property: (A) underground storage tanks regulated under Environmental Laws; (B) any landfill or other solid waste management unit for the treatment or disposal of Hazardous Materials; (C) filled in land or jurisdictional or other regulated wetlands; (D) polychlorinated biphenyls; (E) toxic mold; (F) lead-based paint; or (G) asbestos-containing materials.

(e)          Except as would not reasonably be expected to result in material liability to the Company or its Subsidiaries, there has been no Release of Hazardous Materials at, on, under or from: (A) the Owned Real Property; (B) to the Knowledge of the Company, any real property formerly owned, operated or leased by the Company or its Subsidiaries, during the period of such ownership, operation, or tenancy; or (C) to the Knowledge of the Company, the Leased Real Property.

(f)          The Company and its Subsidiaries have delivered or made available to Parent copies of all environmental assessments, reports and audits in their possession or under their control that relate to their compliance with Environmental Laws or the environmental condition of any real property that the Company or any of its Subsidiaries has owned, operated or leased.

(g)          Neither the Company nor any of its Subsidiaries has received written notice that the Owned Real Property, the Leased Real Property, or any property to which Hazardous Materials originating on or from such properties or the businesses or assets of the Company or any Subsidiary has been sent for treatment or disposal, is listed or proposed to be listed on the National Priorities List or Comprehensive Environmental Response Compensation and Liability Information System (CERCLIS) or on any other governmental database or list of properties that may or do require Remediation under Environmental Laws.

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(h)          Except as set forth in Section 3.12(h) of the Company Disclosure Schedule, no authorization, notification, recording, filing, consent, waiting period, Remediation, or approval is required under any Environmental Law in order to consummate the Transactions.

(i)          For purposes of this Agreement:

(i)          “Environmental Claims” means all demands, claims, Liens, actions or causes of action, assessments, complaints, directives, citations, information requests issued by government authority, legal proceedings, orders, or notices of potential responsibility pursuant to Environmental Laws.

(ii)         “Environmental Damages” means losses, damages (including, without limitation, diminution in value), liabilities, costs and expenses (including, without limitation, reasonable attorneys’ and experts’ fees and disbursements), sanctions and penalties, pursuant to Environmental Laws or with respect to Hazardous Materials.

(iii)        “Environmental Laws” means all Laws relating to pollution or Hazardous Materials or protection of human health or the environment, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, as amended.

(iv)        “Environmental Permits” means all governmental permits, licenses, certificates and approvals required under Environmental Laws.

(v)         “Hazardous Materials” means any waste, material, or substance that is listed, regulated, characterized, classified, or defined as “hazardous”, “toxic”, “pollutant”, “contaminant” or words of similar meaning or effect under any Environmental Law and includes any asbestos, toxic mold, radioactive material, polychlorinated biphenyls, petroleum or petroleum-derived substance or waste.

(vi)        “Release” means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, migration, release or disposal of Hazardous Materials from any source into or upon the environment.

(vii)       “Remediation” means any abatement, investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, closure, or post-closure in connection with the suspected, threatened or actual Release of Hazardous Materials.

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Section 3.13         Contracts.

(a)          Except for this Agreement, as set forth on Section 3.13(a) of the Company Disclosure Schedule or as attached to the Company SEC Documents filed with the SEC since January 30, 2013 and publicly available on the SEC’s EDGAR system (the “Recent SEC Documents”) as an exhibit pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act, as of the date of this Agreement neither the Company nor any Subsidiary is a party to or bound by any contract, arrangement, commitment or understanding that, as of the date hereof:

(i)          would be considered a “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii)         is a customer, client or supply Contract (a) that involved payments aggregating in excess of $100,000 during the fiscal year ended December 31, 2013 or (b) pursuant to which the Company would reasonably be expected to make payments in excess of $100,000 during the fiscal year ending December 31, 2014;

(iii)        contains any non-compete or exclusivity provisions that purport to (A) limit, curtail or restrict the ability of the Company or any of its existing or future Subsidiaries or Affiliates to compete in any geographic area or line of business in any material respect or (B) restrict the Persons to whom the Company or any of its existing or future Subsidiaries or Affiliates may sell products or deliver services in any material respect;

(iv)        creates any partnership, limited liability company, joint venture, or other similar agreement or Contract with a third party;

(v)         provides for the acquisition, sale, lease, exchange or option to purchase any material properties or assets of the Company or any Subsidiary;

(vi)        provides for the Company or any Subsidiary to indemnify or hold harmless any director or officer of the Company or any Subsidiary or any Affiliate of the Company;

(vii)       is a loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by the Company or any of its Subsidiaries or any Contract or instrument pursuant to which indebtedness for borrowed money may be incurred or is guaranteed by the Company or any of its Subsidiaries, and including any Contract regarding any bonding facility or financial assurance program;

(viii)      provides for interest rate caps, collars or swaps, currency hedging or any other similar agreement to which the Company or any Subsidiary of the Company is a party;

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(ix)         relates to the voting or registration for sale under the Securities Act of any securities of the Company;

(x)          to the extent material to the business or financial condition of the Company and its Subsidiaries, taken as a whole, is a (1) lease or rental Contract, (2) consulting Contract, (3) indemnification Contract, (4) license or royalty Contract or any other Contract relating to any Intellectual Property Rights, or (5) Contract granting a right of first refusal or first negotiation;

(xi)         provides for the treatment, storage, disposal and/or transportation of Hazardous Materials;

(xii)        is otherwise material to the operation, or is outside the ordinary course, of the Company’s and its Subsidiaries’ businesses; or

(xiii)       represents any commitment or agreement to enter into any of the foregoing (the Contracts attached as an exhibit to the Recent SEC Documents and the Contracts and other documents required to be listed on Section 3.13(a) of the Company Disclosure Schedule, together with any and all other Contracts entered into in accordance with Section 5.1 are each referred to herein as a “Material Contract” and collectively as the “Material Contracts”).

(b)          The Company has heretofore delivered or made available to Parent correct and complete copies of each Material Contract in existence as of the date hereof, together with any and all amendments and supplements thereto and material “side letters” and similar documentation relating thereto.

(c)          Each of the Material Contracts is in full force and effect and is enforceable in accordance with its terms by the Company and each of its Subsidiaries that is a party thereto, subject to the Bankruptcy and Equity Exception. Except as set forth on Section 3.3(c) of the Company Disclosure Schedule, no approval, consent or waiver of any Person is needed to continue any Material Contract in full force and effect following the consummation of the Transactions. Neither the Company nor any of its Subsidiaries is in default under any Material Contract, nor, to the Knowledge of the Company, does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder by the Company and its Subsidiaries party thereto, except for such defaults as, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, no other party to any Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder, except for such defaults as, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received any written notice of termination or cancellation under any Material Contract.

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Section 3.14         Title to Properties.

(a)          Section 3.14(a) of the Company Disclosure Schedule contains a true and complete list of all real property currently owned by the Company or any of its Subsidiaries (collectively, the “Owned Real Property”), and for each parcel of Owned Real Property, contains a correct street address of such Owned Real Property.

(b)          Section 3.14(b) of the Company Disclosure Schedule contains a true and complete list of all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries (collectively, including the improvements thereon, the “Leased Real Property”), and for each Leased Real Property, identifies the street address of such Leased Real Property. True and complete copies of all agreements under which the Company or any Subsidiary thereof is the landlord, sublandlord, tenant, subtenant, or occupant (each a “Real Property Lease”) that have not been terminated or expired as of the date hereof have been delivered or made available to Parent.

(c)          The Company or one of its Subsidiaries has good and valid title to all Owned Real Property and the Company and its Subsidiaries have good and valid title to, or in the case of leased properties and assets, valid leasehold interests in, all of their other material tangible properties and assets, free and clear of all Liens except (i) statutory Liens securing payments not yet due, (ii) security interests, mortgages and pledges that are disclosed in the Recent SEC Documents that secure indebtedness that is reflected in the most recent consolidated financial statements of the Company included in the Recent SEC Documents, and (iii) such other imperfections or irregularities of title or other Liens that, individually or in the aggregate, would not reasonably be expected to materially affect the use of the properties or assets subject thereto or otherwise materially impair business operations as presently conducted or as currently proposed by the Company’s management to be conducted.

(d)          The Company or one of its Subsidiaries is the lessee or sublessee of all Leased Real Property. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all Real Property Leases.

(e)          The current use, occupancy and operation of each parcel of Owned Real Property and Leased Real Property by the Company or its Subsidiaries is in compliance in all material respects with all applicable Laws, deeds, easements, restrictions, leases, licenses, permits or other arrangements or requirements (including any building or zoning codes) affecting such Owned Real Property or Leased Real Property.

Section 3.15         Intellectual Property.

(a)          For purposes of this Agreement:

(i)          “Company Intellectual Property” means all Intellectual Property Rights used by the Company or its Subsidiaries in the conduct of the business of the Company or any of its Subsidiaries, pertaining to the Company Products or methods or processes used to manufacture the Company Products, or owned by the Company or any of its Subsidiaries.

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(ii)          “Intellectual Property Rights” shall mean all of the rights arising from or in respect of the following, whether protected, created or arising under the Laws of the United States or any foreign jurisdiction: (A) patents, patent applications, any reissues, reexaminations, divisionals, provisionals, substitutions, renewals, continuations, continuations-in-part and extensions thereof (collectively, “Patents”); (B) registered or unregistered trademarks, service marks, trade dress rights, trade names, Internet domain names, identifying symbols, logos, emblems, signs or insignia, and including all goodwill associated with the foregoing (collectively, “Marks”); (C) copyrights, whether registered or unregistered (including copyrights in computer software programs), mask work rights, works of authorship and moral rights, and all registrations, applications and renewals therefor (collectively, “Copyrights”); (D) confidential and proprietary information, or non-public processes, designs, specifications, technology, know-how, techniques, formulas, invention disclosures, inventions (whether or not patentable and whether or not reduced to practice), concepts, trade secrets, discoveries, ideas, research and development, compositions, manufacturing and production processes, technical data and information, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, “Trade Secrets”); and (E) all applications, registrations and permits related to any of the foregoing clauses (A) through (D).

(iii)        “Software” means computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code, object code or other form, databases and compilations, including any and all data and collections of data, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and all documentation, including user manuals and training materials, related to any of the foregoing.

(b)          Section 3.15(b) of the Company Disclosure Schedule sets forth an accurate and complete list of all Patents, registered Marks, pending applications for registrations of any Marks, other material Marks, and registered Copyrights owned or filed by the Company or any of its Subsidiaries and included in the Company Intellectual Property, identifying for each such item of Company Intellectual Property, if applicable, (a) the record owner, (b) the status, and (c) the jurisdictions in which each item has been issued or registered or in which any application for such issuance and registration has been filed.

(c)          Other than readily available “off-the-shelf” commercial Software licenses, Section 3.15(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all license agreements granting any right or license to use or practice any rights under any Company Intellectual Property to which the Company or any of its Subsidiaries is a party or otherwise bound (collectively, the “License Agreements”). The License Agreements are valid and binding obligations of the Company, or its Subsidiaries, as the case may be, enforceable in accordance with their respective terms, and, to the Knowledge of the Company, there exists no event or condition that will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Company or its Subsidiaries, as the case may be, under any such License Agreement. The Company and/or one of its Subsidiaries either owns (free and clear of all Liens), licenses under the License Agreements listed on Section 3.15(c) of the Company Disclosure Schedule, or otherwise possesses all necessary rights to use, all Company Intellectual Property. The Company Intellectual Property owned by or licensed to the Company and/or its Subsidiaries include all Intellectual Property Rights necessary to enable the Company and its Subsidiaries to conduct their respective businesses in the manner in which such businesses are currently being conducted.

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(d)          The use or practice of the Company Intellectual Property by the Company or any of its Subsidiaries and the manufacturing, licensing, marketing, importation, offer for sale, sale or use of the Company’s products or services or the Company Intellectual Property, and the operation of the Company’s and its Subsidiaries’ businesses do not, to the Knowledge of the Company, infringe, violate, constitute an unauthorized use of or misappropriate any Intellectual Property Rights of any third Person. Neither the Company nor any of its Subsidiaries is a party to or the subject of any pending or, to the Knowledge of the Company, threatened suit, action, investigation or proceeding which involves a claim (i) against the Company or any of its Subsidiaries of infringement, misappropriation, unauthorized use, or violation of any Intellectual Property Rights of any Person, or challenging the ownership, use, validity or enforceability of any Company Intellectual Property or (ii) contesting the right of the Company or any of its Subsidiaries to use, sell, exercise, license, transfer, dispose of or commercially exploit any Company Intellectual Property, or any products, processes or materials covered thereby in any manner. The Company has not received written notice of any such threatened claim.

(e)          To the Knowledge of the Company, no Person (including employees and former employees of the Company or any of its Subsidiaries) is infringing, violating, misappropriating or otherwise misusing any Company Intellectual Property, and neither the Company nor any of its Subsidiaries has made any such claims against any Person (including employees and former employees of the Company or any of its Subsidiaries).

(f)          To the Knowledge of the Company, no Trade Secret or any other non-public, proprietary information material to the businesses of the Company or any of its Subsidiaries as presently conducted has been authorized by the Company to be disclosed or has been actually disclosed by the Company or any of its Subsidiaries to any third Person other than pursuant to a written confidentiality or written non-disclosure agreement restricting the disclosure and use of the Company Intellectual Property. The Company and its Subsidiaries have taken reasonable steps to protect and preserve the confidentiality and value of all Trade Secrets of the Company or its Subsidiaries. Each employee, consultant and independent contractor of the Company and each of its Subsidiaries who has had access to any material Trade Secret of the Company or any of its Subsidiaries has entered into a written non-disclosure agreement with the Company and/or its Subsidiaries in a form provided or made available to Parent. Each employee, consultant and independent contractor of the Company and each of its Subsidiaries who has contributed to the development of any Company Intellectual Property has entered into a written invention assignment agreement with the Company and/or its Subsidiaries in a form provided or made available to Parent.

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(g)          All necessary registration, maintenance, renewal and other relevant filing fees due through the date hereof in connection with issued or registered Patents, Marks or Copyrights included as part of the Company Intellectual Property owned by the Company or any of its Subsidiaries have been timely paid, and all necessary documents and certificates in connection with issued or registered Patents, Marks or Copyrights included as part of the Company Intellectual Property owned by the Company or any of its Subsidiaries have been timely filed with the relevant patent, trademark, copyright or other relevant Governmental Authorities in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such issued or registered Patents, Marks or Copyrights included as part of the Company Intellectual Property, except for any such fees or filings the failure of which to pay or to timely file would not reasonably be expected to have a Company Material Adverse Effect.

(h)          Except as disclosed on Section 3.15(h) of the Company Disclosure Schedule or for readily available “off-the-shelf” commercial Software licenses, neither the Company nor any Subsidiary is required, obligated, or under any liability whatsoever, to make any payments by way of royalties, fees or otherwise to any owner, licensor of, or other claimant to any Intellectual Property Right, or other third Person, with respect to the use thereof or in connection with the conduct of the businesses of the Company and its Subsidiaries as currently conducted.

(i)          Section 3.15(i) of the Company Disclosure Schedule sets forth a correct and complete list of all Software other than readily available “off-the-shelf” commercial Software licenses that is material to the operation of the business of the Company or any of its Subsidiaries, identifying whether each such item of Software is (i) owned exclusively by the Company or any of its Subsidiaries, or (ii) used by the Company or its Subsidiaries pursuant to an identified license agreement.

(j)          The Company and its Subsidiaries own, lease or license all Software, hardware, databases, computer equipment and other information technology that are necessary for the operations of the Company’s and its Subsidiaries’ businesses.

(k)          The consummation of the Transactions will not result in the loss or impairment of the Surviving Corporation’s right to own or use any Company Intellectual Property owned by the Company or its Subsidiaries, or, except as set forth on Section 3.15(k) of the Company Disclosure Schedule, any of the Company Intellectual Property licensed to the Company or its Subsidiaries pursuant to a License Agreement, except for such loss or impairment as, individually or in the aggregate, is not, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

(l)          Neither this Agreement nor the Transactions will result in the grant of any right or license with respect to any Company Intellectual Property to any third Person pursuant to any Contract to which the Company or any of its Subsidiaries is a party or by which any assets or properties of the Company or any of its Subsidiaries is bound.

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(m)          Except as set forth on Section 3.15(m) of the Company Disclosure Schedule, no Company Intellectual Property has been developed with funding received under a Contract of the Company or any of its Subsidiaries with (i) any Governmental Authority (acting on its own behalf or on behalf of another country or international organization), (ii) any prime contractor performing under a prime contract with any Governmental Authority, or (iii) any subcontractor performing under a prime contract with any Governmental Authority.

Section 3.16         Insurance.

Section 3.16 of the Company Disclosure Schedule sets forth a correct and complete list of all insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage provided thereunder) maintained by the Company or any of its Subsidiaries (the “Policies”). Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, of any of the Policies. No notice of cancellation or termination has been received by the Company with respect to any of the Policies. The consummation of the Transactions, in and of itself, will not cause the termination, revocation or cancellation of any Policy.

Section 3.17         Customers.

Section 3.17 of the Company Disclosure Schedule sets forth a list of the 10 largest customers of the Company and its Subsidiaries, as measured by the dollar amount of purchases therefrom or thereby, during each of the fiscal years ended December 31, 2011, 2012 and 2013, showing the approximate total sales by the Company and its Subsidiaries to each such customer during such period. Except as set forth on Section 3.17 of the Company Disclosure Schedule, since the Balance Sheet Date through the date of this Agreement, (i) no customer listed on such schedule has terminated its relationship with the Company or its Subsidiaries or materially reduced or changed the pricing or other terms of its business with the Company or its Subsidiaries and (ii) to the Knowledge of the Company, no customer on such schedule has notified the Company or any of its Subsidiaries in writing that it intends to terminate or materially reduce or change the pricing or other terms of its business with the Company or its Subsidiaries.

Section 3.18         Opinion of Financial Advisor.

The Company Board of Directors has received the opinion of Canaccord Genuity, Inc. (the “Financial Advisor”), dated the date of this Agreement, to the effect that, as of such date, and on the basis of and subject to the various assumptions and qualifications set forth therein, the consideration to be received in the Merger by holders of the Company Common Stock is fair, from a financial point of view, to such holders (the “Fairness Opinion”). A correct and complete copy of the Fairness Opinion has been delivered or will be delivered promptly to Parent. The Company has been authorized by the Financial Advisor to include the Fairness Opinion and references thereto in the Proxy Statement.

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Section 3.19         Brokers and Other Advisors.

Except for the Financial Advisor, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has heretofore delivered to Parent a correct and complete copy of the Company’s engagement letter with the Financial Advisor, which letter describes all fees payable to the Financial Advisor in connection with the Transactions, all agreements under which any such fees or any expenses are payable and all indemnification and other agreements related to the engagement of the Financial Advisor (the “Engagement Letter”). Section 3.19 of the Company Disclosure Schedule sets forth a good faith estimate, as of the date of this Agreement, of the fees and expenses of any accountant, broker, investment banker, financial advisor, legal counsel or other Person retained by the Company or any of its Subsidiaries in connection with this Agreement or the Transactions and payable by the Company or any of its Subsidiaries.

Section 3.20         State Takeover Statutes; No Rights Plan.

No “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal Laws in the United States (with the exception of Section 203 of the DGCL) applicable to the Company is applicable to the Transactions. The action of the Company Board of Directors in approving this Agreement, the Voting Agreements and the Transactions is sufficient to render inapplicable to this Agreement, the Voting Agreements, the Merger, and the other Transactions the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL. The Company is not a party to any rights agreement, rights plan, “poison pill” or similar agreement or plan (collectively, “Rights Plan”) providing for the issuance of any preferred or common stock purchase rights, nor has the Company issued to its stockholders any preferred or common stock purchase rights pursuant to any such Rights Plan or otherwise.

Section 3.21         Transactions with Related Parties.

Since January 1, 2014, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K under the Securities Act as promulgated by the SEC in a proxy statement for an annual meeting of stockholders.

Section 3.22         No Additional Representations.

Except for the representations and warranties made by the Company contained in this Agreement (including in Article III and the related portions of the Company Disclosure Schedule), the Company has not made and makes no other express or implied representation or warranty, either written or oral, on behalf of the Company or Company Subsidiaries or in connection with this Agreement or the Transactions.

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Article IV Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1           Organization, Standing and Corporate Power.

Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated.

Section 4.2           Authority; Noncontravention.

(a)          Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by their respective Boards of Directors (and prior to the Effective Time will be adopted by Parent as the sole stockholder of Merger Sub) and no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)          None of the execution, delivery or performance of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent, Merger Sub or any of their Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent, Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clauses (x) or (y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not, or would not reasonably be expected to, have a Parent Material Adverse Effect. A “Parent Material Adverse Effect” shall mean any event, circumstance, change, occurrence or effect that would reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Transactions on a timely basis.

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Section 4.3           Governmental Approvals, Filings and Consents.

Except for consents, approvals, filings and/or notices pursuant to or required by (a) the SEC, including any filings required under, and compliance with the applicable requirements of, the Exchange Act and the rules and regulations promulgated thereunder, (b) the rules and regulations of the NASDAQ or the New York Stock Exchange, (c) the DGCL, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (d) the HSR Act and Applicable Foreign Competition Laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary to be obtained or made by Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4           Information in the Proxy Statement.

None of the information supplied by Parent or Merger Sub to the Company expressly for inclusion or incorporation by reference in the Proxy Statement (or any amendment thereof or supplement thereto) will, at the date first mailed to stockholders or at the time of the Company Stockholders Meeting or at the time filed with the SEC, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

Section 4.5           Ownership and Operations of Merger Sub.

Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

Section 4.6           Brokers and Other Advisors.

No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub or any of its Subsidiaries, except for any such fees or commissions or expenses which will be paid by Parent.

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Section 4.7           Sufficient Funds.

Parent and Merger Sub will have on hand immediately before the Effective Time and as of the Effective Time and otherwise when required pursuant to the terms of this Agreement all of the funds necessary to pay the aggregate Merger Consideration and to otherwise consummate the Transactions and to perform their respective obligations under this Agreement.

Section 4.8           Litigation.

As of the date of this Agreement, there are no actions, suits, proceedings or claims pending or, to the knowledge of Parent or Merger Sub, threatened in writing against Parent and/or Merger Sub or any of their respective Affiliates with respect to this Agreement and the Transactions.

Section 4.9           No Additional Representations.

Except for the representations and warranties made by Parent or Merger Sub contained in this Agreement (including Article IV), Parent and Merger Sub have not made and make no other express or implied representation or warranty, either written or oral, on behalf of Parent or Merger Sub or in connection with this Agreement or the Transactions.

Article V Additional Covenants and Agreements

Section 5.1           Conduct of Business.

Except as expressly permitted by this Agreement or as required by applicable Law, during the period from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice, to use commercially reasonable efforts to maintain and preserve intact in all material respects its business organization and the goodwill of its business relationships and to retain the services of its present officers and key employees. Without limiting the generality of the foregoing, except as expressly permitted by this Agreement, as set forth on Section 5.1 of the Company Disclosure Schedule or as required by applicable Law, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, without prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed):

(a)          issue, sell, grant, dispose of, pledge or otherwise encumber any shares of its capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests, provided that the Company may issue shares of Company Common Stock (i) upon the exercise of Options granted under the Equity Compensation Plans or the vesting of Company RSUs granted under the Equity Compensation Plans in each case that are outstanding on the date of this Agreement or (ii) upon the exercise of the Warrants;

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(b)          (i) redeem, purchase or otherwise acquire any of its outstanding shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any shares of its capital stock, voting securities or equity interests; (ii) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such (other than dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent); (iii) split, combine, subdivide or reclassify any shares of its capital stock; or (iv) amend (including by reducing an exercise price or extending a term) or waive any of its rights under, or accelerate the vesting under, any provision of the Company Stock Plans or any agreement evidencing any outstanding stock option or other right to acquire capital stock of the Company or any restricted stock purchase agreement or any similar or related contract;

(c)          incur or assume any indebtedness for borrowed money or guarantee any indebtedness or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, other than indebtedness incurred under the Company’s current revolving line of credit with Square 1 Bank;

(d)          sell, transfer, lease, mortgage, encumber or otherwise dispose of or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its properties or assets (including securities of Subsidiaries) to any Person, except (i) pursuant to Contracts in force on the date of this Agreement and listed on Section 5.1(d) of the Company Disclosure Schedule, (ii) dispositions of obsolete or worthless assets, or (iii) sales of properties or assets (excluding securities of Subsidiaries) in the ordinary course of business consistent with the Company’s past practices and that are not material in amount or significance;

(e)          sell, transfer, license, lease, mortgage, encumber or otherwise dispose of or subject to any Lien (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of the Company Intellectual Property, other than in the ordinary course of business and consistent with past practice;

(f)          acquire (i) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person, or (ii) any assets except in the ordinary course of business consistent with past practice;

(g)          make any material investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan or advance (other than travel and similar advances to its employees in the ordinary course of business consistent with past practice) to, any Person other than a direct or indirect wholly-owned Subsidiary of the Company;

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(h)          (i) enter into, terminate or amend any Material Contract, other than (A) Material Contracts the subject matter of which is addressed elsewhere in this Section 5.1 or (B) Material Contracts of the type described in clauses (ii), (x)(1), (x)(2) or (x)(4) of Section 3.13(a), with respect to which the Company may enter into, amend or terminate in the ordinary course of business consistent with past practice, (ii) enter into or extend the term or scope of any Contract that purports to restrict the Company, or any existing or future Subsidiary or Affiliate of the Company, from engaging in any line of business, including in any geographic area, or (iii) amend or modify the Engagement Letter;

(i)          (i) pay any bonus or make any profit-sharing or similar payment to or increase the compensation of any of its directors, officers or employees or (ii) enter into, establish, amend or terminate any employment, consulting, retention, change in control, collective bargaining, bonus, incentive compensation, profit sharing, health or other welfare, stock option or other equity (or equity-based), pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement, including any such plan, policy or agreement that would constitute a “Company Plan” if it had been entered into prior to the date of this Agreement, with, for or in respect of, any stockholder, director, officer, other employee, consultant or Affiliate, other than in the case of clause (i) or (ii) above (x) as required pursuant to applicable Law, Section 5.10 or the terms of the agreements set forth on Section 5.1(i) of the Company Disclosure Schedule and (y) increases in salaries, wages and benefits of employees (other than officers) made in the ordinary course of business and in amounts and in a manner consistent with past practice;

(j)          make, revoke or change any material election concerning Taxes or Tax Returns, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling, or waive or extend the statute of limitations in respect of any Material Tax (other than pursuant to extensions of time to file Tax Returns in the ordinary course of business);

(k)          make any changes in financial or tax accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(l)          amend or otherwise change the Company Charter Documents or the Subsidiary Organizational Documents;

(m)          adopt any new stockholder rights or similar plans;

(n)          adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly-owned Subsidiaries of the Company);

(o)          pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in accordance with their terms of liabilities, claims or obligations reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of the Company included in the Recent SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

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(p)          issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) or customers, except for communications in the ordinary course of business that do not relate to the Transactions;

(q)          settle or compromise any litigation, proceeding or investigation material to the Company and its Subsidiaries taken as a whole (this covenant being in addition to the Company’s agreement set forth in Section 5.8 hereof); or

(r)          agree, in writing or otherwise, to take any of the foregoing actions.

Notwithstanding the foregoing, nothing contained herein shall give to Parent, directly or indirectly, rights to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of the Agreement, complete control and supervision of the operation of the business of the Company and its Subsidiaries in the ordinary course of business.

Section 5.2           Solicitation.

(a)          Any other provision of this Agreement to the contrary notwithstanding, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (Eastern time) on October 19, 2014 (the “Solicitation Period End-Time,” and such period of time, the “Go-Shop Period”), the Company, its Subsidiaries and their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) shall have the right to: (i) initiate, solicit, facilitate and encourage Takeover Proposals, including by way of providing access to non-public information (subject to entering into an Acceptable Confidentiality Agreement with each recipient); provided that any non-public information concerning the Company or its Subsidiaries that is provided or made available by the Company to any Person given such access which was not previously provided or made available to Parent shall be provided to Parent substantially concurrently if such information is written, or otherwise, promptly thereafter (and in any event within 24 hours), and (ii) enter into and maintain discussions or negotiations with respect to Takeover Proposals or any other proposals that could reasonably be expected to lead to a Takeover Proposal or otherwise cooperate with or assist or participate in, or facilitate, any such requests, proposals, discussions or negotiations.

(b)          Subject to the provisions of Section 5.2(c), from the Solicitation Period End-Time until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with its terms, the Company shall immediately cease and cause to be terminated, and shall not authorize or permit its Subsidiaries or the Company’s and its Subsidiaries’ Representatives to engage in or conduct, any existing discussions or negotiations with any Person (other than any Excluded Party) with respect to a Takeover Proposal, and shall use reasonable best efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such parties by the Company, its Subsidiaries or Representatives. Subject to the provisions of Section 5.2(c), from the Solicitation Period End-Time until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with its terms, the Company shall not, and shall not authorize or permit its Subsidiaries and Representatives to, directly or indirectly:

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(i)          solicit, initiate, knowingly facilitate or knowingly encourage (including by way of furnishing non-public information, except as required by applicable Law) any inquiries, proposals or offers from any Person (other than an Excluded Party) with respect to, or that constitute, or that may reasonably be expected to lead to, any Takeover Proposal;

(ii)         participate or engage in any discussions or negotiations with any third party (other than an Excluded Party) regarding any Takeover Proposal (other than communications solely directed at informing such parties of the existence of this Section 5.2 in response to an inquiry from such third party);

(iii)        enter into any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Takeover Proposal (other than an Acceptable Confidentiality Agreement) (each, a “Company Acquisition Agreement”); or

(iv)         release or permit the release of any Person from, or waive or permit the waiver of any provision of or right under, any confidentiality, non-solicitation, no hire, “standstill” or similar agreement to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries has any rights.

(c)          Notwithstanding anything to the contrary contained in Section 5.2(b), at any time prior to receipt of the Company Stockholder Approval (but in no event after obtaining the Company Stockholder Approval), if (i) the Company Board of Directors receives a bona fide unsolicited written Takeover Proposal after the expiration of the Go-Shop Period from an Unsolicited Party, (ii) such Takeover Proposal was made after the date of this Agreement in circumstances not involving a breach of this Agreement, and (iii) the Company Board of Directors determines, in good faith, after consulting with the Company’s outside legal counsel and financial advisor, that such Takeover Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal and determines, in good faith, after consulting with and receiving the advice of outside legal counsel, that failure to take such action would, or would be reasonably likely to, result in a breach of the fiduciary duties of the Company Board of Directors to the Company’s stockholders under applicable Law, then the Company and/or its Subsidiaries and its Representatives may, at any time prior to the obtaining the Company Stockholder Approval and after providing Parent not less than 24 hours prior written notice of its intention to take such actions, (A) furnish non-public information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal, but only after such Person enters into an Acceptable Confidentiality Agreement, provided that any non-public information concerning the Company or its Subsidiaries that is provided or made available by the Company to any such Person which was not previously provided or made available to Parent shall be provided to Parent substantially concurrently if such information is written, or otherwise, promptly thereafter (and in any event within 24 hours), and (B) participate in discussions and negotiations with such Person regarding such Takeover Proposal (including seeking revised Takeover Proposals from such Person as part of such discussions and negotiations). Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Company’s Subsidiaries or Representatives shall be deemed to be a breach of this Section 5.2 by the Company. The Company shall provide Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph within 24 hours of the execution thereof.

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(d)          In addition to the other obligations of the Company set forth in this Section 5.2:

(i)          Beginning on the tenth day after the date of this Agreement, the Company shall provide a written report to Parent every five business days during the Go-Shop Period and a final written report on the next business day following the Solicitation Period End-Time setting forth on a current basis (i) the number of Persons contacted pursuant to Section 5.2(a), (ii) the number of Persons that have affirmatively declined to receive information or enter into discussions regarding a Takeover Proposal, and (iii) the number of Persons that have affirmatively expressed interest in receiving information or entering into discussions regarding a Takeover Proposal; provided that the foregoing reports will not be required to include the identity of any of the foregoing Persons;

(ii)         Within one business day after any Person has executed an Acceptable Confidentiality Agreement, the Company will provide Parent with a written notice specifying the identity of such Person; and

(iii)        the Company shall promptly advise Parent, orally and in writing, and in no event later than 24 hours after receipt of a Takeover Proposal and shall, in any such notice to Parent, indicate the identity of the Person making such Takeover Proposal and the material terms and conditions of any Takeover Proposal (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such Takeover Proposal), and thereafter shall promptly keep Parent fully informed of all material developments affecting the status and terms of any such Takeover Proposal (and the Company shall provide Parent with copies of any additional written materials received that relate to such Takeover Proposal) and of the status of any discussions or negotiations regarding such Takeover Proposal.

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(e)          Except as expressly permitted by this Section 5.2(e), neither the Company Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation or (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal (any action described in clauses (i) or (ii) being referred to as a “Company Adverse Recommendation Change”). Notwithstanding the foregoing, the Company Board of Directors may, at any time prior to obtaining the Company Stockholder Approval (but in no event after obtaining the Company Stockholder Approval), make a Company Adverse Recommendation Change if: (1) the Company Board of Directors determines, in good faith, after taking into account the advice of the Company’s outside legal counsel, that the failure to make the Company Adverse Recommendation Change would, or would be reasonably likely to, result in a breach of the fiduciary duties of the Company Board of Directors to the Company’s stockholders under applicable Law; (2) the Company shall have given Parent prior written notice (a “Change in Recommendation Notice”) advising Parent of its intention to consider making a Company Adverse Recommendation Change at least 5 days prior to making any Company Adverse Recommendation Change; (3) if the decision to make a Company Adverse Recommendation Change is in connection with a Takeover Proposal, (A) the Company shall have provided Parent with the material terms and conditions of the Takeover Proposal, including the identity of the party making such Takeover Proposal and, if available, a copy of the relevant proposed transaction agreements with such party and other material documents in no event later than 24 hours after receipt of such Takeover Proposal or such proposed transaction agreements or other documents, and (B) after taking into account the advice of the Company’s outside legal counsel and its financial advisors, the Company Board of Directors shall have determined, in good faith, that such proposed Takeover Proposal is a Superior Proposal; (4) the Company shall have given Parent 5 days after delivery of each Change in Recommendation Notice to propose revisions to the terms of this Agreement (or make another proposal) and shall have negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any; and (5) after considering the results of such negotiations and giving effect to the proposals made by Parent, if any, (A) after taking into account the advice of the Company’s outside legal counsel, the Company Board of Directors shall have continued to determine, in good faith, that the failure to make the Company Adverse Recommendation Change would, or would be reasonably likely to, result in a breach of the fiduciary duties of the Company Board of Directors to the Company’s stockholders under applicable Law and (B) if the decision to make a Company Adverse Recommendation Change is in connection with a Takeover Proposal, after taking into account the advice of the Company’s outside legal counsel and financial advisors, the Company Board of Directors shall have continued to determine, in good faith, that such proposed Takeover Proposal is a Superior Proposal; provided, that, in the event the Company Board of Directors does not make the determinations referred to in clause (5) of this Section 5.2(e) but thereafter determines to make a Company Adverse Recommendation Change pursuant to this Section 5.2(e), the procedures referred to in clauses (2), (3), (4) and (5) above shall apply anew and shall also apply to any subsequent Company Adverse Recommendation Change, except that the notice periods referred to in clauses (2) and (4) shall instead be 48 hours.

(f)          Nothing in this Section 5.2 shall prohibit the Company Board of Directors from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with respect to a Takeover Proposal, if such Board determines, in good faith, after consultation with outside legal counsel, that failure to so disclose such position would, or would be reasonably likely to, result in a violation of applicable Laws; provided, however, that any disclosure other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall be deemed to be a Company Adverse Recommendation Change, unless, within two business days of such disclosure, the Company Board of Directors (x) expressly reaffirms the Company Board Recommendation or (y) rejects such Takeover Proposal.

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(g)          Notwithstanding anything to the contrary in this Section 5.2, the Company shall not be entitled to enter into any Company Acquisition Agreement unless this Agreement has been or concurrently is validly terminated by its terms in accordance with Article VII.

Section 5.3           Approvals.

(a)          Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Subsidiaries to use) commercially reasonable efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions, including the approvals, consents, registrations, permits, authorizations and confirmations set forth on Section 5.3(a) of the Company Disclosure Schedule. Each of the parties shall provide the other parties, upon request, with copies of all filings made by such party with any Governmental Authority and, upon request, any other information supplied by such party to a Governmental Authority in connection with this Agreement and the Transactions; provided, however, that such materials may be redacted (i) as necessary to comply with contractual arrangements or applicable Laws; and (ii) as necessary to address reasonable attorney client or other privilege or confidentiality concerns. For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws and guidelines (including any Applicable Foreign Competition Laws) that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

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(b)          Without limiting the generality of the undertakings pursuant to this Section 5.3, (i) the parties hereto shall provide or cause to be provided as promptly as practicable to Governmental Authorities with regulatory jurisdiction over enforcement of any applicable Antitrust Laws (a “Governmental Antitrust Entity”) information and documents requested by any Governmental Antitrust Entity or necessary, proper or advisable to permit consummation of the Transactions, including filing any notification and report form and related material required under the HSR Act as promptly as practicable following the date of this Agreement and thereafter to respond promptly to any request for additional information or documentary material that may be made under the HSR Act and (ii) if any state takeover statute or similar Law becomes applicable to any of the Transactions, the Company shall use commercially reasonable efforts to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions. The parties shall use commercially reasonable efforts to take such actions as are necessary or reasonably advisable to obtain approval of consummation of the Transactions by any Governmental Antitrust Entity or otherwise to cause the expiration or termination of the applicable waiting periods under the HSR Act. The parties shall use all commercially reasonable efforts to resolve all objections and challenges, if any, that may be asserted by any Governmental Authority with respect to the Transactions under the Antitrust Laws. Subject to appropriate confidentiality protections, each party hereto shall furnish to the other parties such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement will require or obligate Parent or any of its Affiliates to (and in no event shall any representation, warranty or covenant of Parent contained in this Agreement be breached or deemed breached as a result of the failure of Parent to take any of the following actions): (i) agree to or otherwise become subject to any limitations on (A) the right of Parent effectively to control or operate its business (including the business of the Company and its Subsidiaries after the Effective Time) or assets (including the assets of the Company and its Subsidiaries after the Effective Time), or (B) the right of Parent to exercise full rights of ownership of its business (including the business of the Company and its Subsidiaries after the Effective Time) or assets (including the assets of the Company and its Subsidiaries after the Effective Time), (ii) agree or be required to sell or otherwise dispose of, hold (through the establishment of a trust or otherwise), or divest itself of all or any portion of the business, assets or operations of Parent or any of its Affiliates or the business, assets or operations of the Company or its Subsidiaries after the Effective Time, or (iii) otherwise take any steps to avoid or eliminate any impediment that may be asserted under any Law governing competition, monopolies or restrictive trade practices (including defending through litigation any claims asserted under the Antitrust Laws by any Governmental Authority relating to the consummation of the Transactions). In regard to any Governmental Authority, neither the Company nor its Subsidiaries shall, without Parent’s prior written consent in Parent’s sole discretion, discuss or commit to any divestiture transaction, or discuss or commit to alter any of their businesses or commercial practices in any way, or otherwise take or commit to take any action that limits Parent’s freedom of action with respect to, or Parent’s ability to retain any of the businesses, product or service lines or assets of, the Company or its Subsidiaries after the Effective Time or otherwise limits Parent’s ability to receive the full benefits of this Agreement.

(c)          Each of Parent and the Company will promptly inform the other party of the receipt of any material communication from any Governmental Authority regarding any of the Transactions, subject to applicable Law and any confidentiality restrictions imposed upon such party by such Governmental Authority with respect to such communications. Subject to applicable Law, the parties will consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the Antitrust Laws, and shall provide to the Company’s or Parent’s outside antitrust counsel, as appropriate, all information and documents reasonably requested by such counsel promptly upon request, subject to any reasonable restrictions. The parties hereto may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.3 as “outside counsel only” or “outside antitrust counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient or, in the case of “outside antitrust counsel only,” to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel or outside antitrust counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the party providing such materials or information.

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Section 5.4           Public Announcements.

The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as such release or announcement may be required by Law or the rules or regulations of any securities exchange, as determined by the Company or Parent, as applicable, in their reasonable discretion, in which case the party required to make the release or announcement shall use its reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of such issuance, or (b) as otherwise contemplated by this Agreement.

Section 5.5           Access to Information; Confidentiality.

(a)          Subject to applicable Laws relating to the exchange of information, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and Parent’s representatives, reasonable access during normal business hours and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof to all of the Company’s and its Subsidiaries’ properties, books, Contracts, commitments, records and correspondence (in each case, whether in physical or electronic form, and including all material environmentally related audits, studies, reports, analyses, and results of investigations performed with respect to the currently or previously owned, leased or operated properties of the Company or any of its Subsidiaries), officers, employees, accountants, counsel, financial advisors and other Representatives and to all other information concerning the Company’s and its Subsidiaries’ business, properties and personnel as Parent may reasonably request. Neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b)          The Company shall furnish promptly to Parent a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of Federal or state securities Laws and a copy of any communication (including “comment letters”) received by the Company from the SEC concerning compliance with securities Laws.

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(c)          Parent and the Company shall hold information received from the Company pursuant to this Section 5.5 in confidence in accordance with the terms of the Confidentiality Agreement, dated May 14, 2014, between Parent and the Company (the “Confidentiality Agreement”).

(d)          No investigation, or information received, pursuant to this Section 5.5 will modify any of the representations and warranties of the parties hereto.

Section 5.6           Notification of Certain Matters.

The Company shall promptly notify Parent of (i) any notice or other communication received by the Company from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of the Company, threatened in writing against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event that, would cause any representation or warranty made by the Company contained in this Agreement to be untrue in any material respect, and (iv) any material failure of the Company to comply with or satisfy any covenant or agreement contemplated pursuant to this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice. Notwithstanding the foregoing, the failure to comply with this Section 5.6 will not constitute the failure of any condition set forth in Article VI to be satisfied unless the underlying event would independently result in the failure of any such condition to be so satisfied.

Section 5.7           Indemnification and Insurance.

(a)          Following the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect for not less than six years after the Closing Date, the Company’s current directors’ and officers’ liability insurance policies (or policies of at least the same coverage containing terms and conditions no less advantageous to the current and all former directors and officers of the Company) with respect to acts or omissions occurring (or alleged to occur) prior to or at the Closing Date with respect to each current and former director and officer of the Company; provided, however, that Parent and the Surviving Corporation shall not be required to maintain or obtain policies providing such coverage except to the extent such coverage can be provided at an annual cost of no greater than 250% of the most recent annual premium paid by the Company prior to the date hereof (the “Cap”); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap. In lieu of the foregoing, following consultation with Parent, the Company may purchase, prior to the Effective Time, a six-year “tail” prepaid directors’ and officers’ liability insurance policy in respect of acts or omissions occurring prior to the Effective Time, at a cost per year covered for such tail policy not to exceed the Cap, covering each current and former director and officer of the Company. In the event that the Company purchases such a “tail” policy prior to the Effective Time, the obligations of Parent and the Surviving Corporation under this Section 5.7(a) shall be deemed satisfied, provided that the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) use reasonable best efforts to maintain such “tail” policy in full force and effect and continue to honor the Surviving Corporation’s obligations thereunder.

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(b)          Following the Effective, Time, Parent shall cause the Surviving Corporation for not less than six years after the Closing Date to keep in effect in the Company Charter Documents all provisions at least as favorable as the provisions in the Company Charter Documents on the date hereof that provide for exculpation of director or officer liability and indemnification (and advancement of expenses related thereto) of the past and present officers and directors of the Company, except as limited by applicable Law, and such provisions shall not be amended during such six (6) year period except as either required by applicable Law or to make changes permitted by applicable Law that would enhance the rights of past or present officers and directors to exculpation, indemnification or advancement of expenses.

(c)          The Persons to whom this Section 5.7 applies shall be third party beneficiaries of this Section 5.7. The provisions of this Section 5.7 are intended to be for the benefit of each such Person and his or her heirs, successors and representatives. Notwithstanding anything contained in this Section 5.7 to the contrary, this Section 5.7 shall survive the consummation of the Merger and shall be binding on all successors and assigns of the Parent and the Surviving Corporation.

Section 5.8           Securityholder Litigation.

The Company shall give Parent the opportunity to participate in (but not control) the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the Transactions, subject to a customary joint defense agreement, and no such settlement shall be agreed to without Parent’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

Section 5.9           Fees and Expenses.

Except as provided in Section 7.3, all fees and expenses incurred in connection with this Agreement, the Merger and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

Section 5.10         Certain Employee-Related Matters.

(a)          Following the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, abide by, and perform its obligations under the terms of the Executive Severance Benefit Plan and under those existing written employment, consulting and compensation agreements or offer letters set forth on Section 5.10(a) of the Company Disclosure Schedule; provided that nothing contained in this Section 5.10, express or implied, is intended to, or does, require the Surviving Corporation or Parent to employ or retain any employee or consultant of the Company or its Subsidiaries for any length of time following the Closing.

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(b)          (i) For purposes of determining whether a Continuing Employee has met the eligibility service requirements of a Parent Benefit Plan and (ii) upon each applicable Continuing Employee’s commencement of participation in an applicable Parent Benefit Plan, for purposes of vesting and for purposes of benefit accrual under Parent’s vacation and severance arrangements as in effect on the date hereof, Parent shall credit each Continuing Employee with his or her years of service (or applicable portion thereof, as the case may be) with the Company, its Subsidiaries or any ERISA Affiliates, and any predecessor entities, to the same extent as such Continuing Employee was entitled to credit for such service under any Company Plan prior to the Continuing Employee’s commencement of participation in the Parent Benefit Plan, except that Continuing Employees shall receive no such credit (1) to the extent that such credit would result in a duplication of benefits, (2) under any newly-established Parent Benefit Plan for which similarly-situated employees of Parent do not receive credited service, (3) for purposes of determining eligibility to receive discretionary contributions to Parent’s Employees’ Savings Plan, (4) for purposes of determining eligibility to participate in Parent’s Cash Balance Retirement Plan or (5) for purposes of determining eligibility to participate in Parent’s Employee Stock Purchase Plan. Continuing Employees shall not receive credit for service prior to the Effective Time for purposes of benefit accrual under any Parent Benefit Plan that is a defined benefit pension plan.

(c)          For purposes of this Agreement, the term “Continuing Employee” shall mean those individuals employed by the Company or any of its Subsidiaries as of the Closing Date who continue their employment with the Company, Parent or those Subsidiaries that are ERISA Affiliates on and after the Closing Date, and the term “Parent Benefit Plans” shall mean the employee benefit plans of Parent, the Surviving Corporation or an Affiliate of either such entity, other than a defined benefit pension benefit plan. For purposes of this Agreement, the term “ERISA Affiliate” shall include any organization that is or has ever been treated as a single employer with the Company or any Subsidiary under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

(d)          If requested in writing by Parent at least five business days prior to the Effective Time, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day immediately preceding the date on which the Company becomes a member of the same Controlled Group of Corporations (as defined in Section 414(b) of the Code) as Parent (the “Plan Termination Date”), any Company Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the Plan Termination Date written evidence of the adoption by the Company Board of Directors of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which resolutions shall be subject to the prior review of Parent). The Company also shall take such other actions in furtherance of terminating such Company 401(k) Plan as Parent may reasonably request. Any actions taken under this Section 5.10(d) shall be made contingent upon the consummation of the Merger.

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(e)          If requested in writing by Parent at least five business days prior to the Effective Time, the Company shall take (or cause to be taken) all actions necessary, including the provision of notice to all insurance carriers and third party administrators (provided that Parent has submitted such written request to the Company prior to the date notice is required by such insurance carrier or third party administrator), to terminate such Company benefit plans as requested by Parent (other than the Company 401(k) Plan, for which Section 5.10(d) shall instead apply, and the Executive Severance Benefit Plan, for which Section 5.10(a) shall instead apply) (each, an “Other Company Plan”). Any termination, early surrender, early withdrawal or other charges incurred as a result of the termination of an Other Company Plan at such request of Parent shall be paid for, or reimbursed to the Company, by Parent. Any actions taken under this Section 5.10(e) shall be made contingent upon the consummation of the Merger.

(f)          To the extent Parent terminates the employment of any employee of the Surviving Corporation as of or following the Effective Time, including without limitation any Continuing Employee, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, assume all obligations to comply with all Laws related thereto, including without limitation, WARN.

Section 5.11         Section 16.

The Company Board of Directors shall, to the extent necessary, take appropriate action, prior to or as of the Effective Time, to approve, for purposes of Section 16(b) of the Exchange Act, the deemed disposition and cancellation of the Shares, the Options and the Company RSUs in the Merger by applicable individuals.

Section 5.12         Preparation of the Proxy Statement; Stockholder Meeting.

(a)          As soon as practicable following the date of this Agreement, and in any event no later than 10 business days after the date of this Agreement, the Company shall prepare (with the assistance of Parent) and file with the SEC a preliminary Proxy Statement. The Company shall ensure that the Proxy Statement complies as to form in all material respects with the applicable provisions of the Exchange Act. If the Company does not receive comments from the SEC with respect to the preliminary Proxy Statement prior to the expiration of the 10-day waiting period provided in Rule 14a-6 under the Exchange Act, the Company shall file definitive proxy materials (including the definitive Proxy Statement) with the SEC and cause the definitive Proxy Statement to be mailed to the Company’s stockholders as soon as practicable, and in any event no later than three business days after the expiration of such waiting period. If the Company does receive comments from the SEC, the Company shall use its reasonable best efforts to (i) respond to any comments on the Proxy Statement or requests for additional information from the SEC as soon as practicable after receipt of any such comments or requests and (ii) cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable following clearance of the Proxy Statement by the SEC. The Company shall promptly (A) notify Parent upon the receipt of any such comments or requests and (B) provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand. Prior to responding to any such comments or requests or the filing or mailing of the Proxy Statement, the Company (x) shall provide Parent with a reasonable opportunity to review and comment on any drafts of the Proxy Statement and related correspondence and filings, (y) shall include in such drafts, correspondence and filings all comments reasonably proposed by Parent and, (z) to the extent practicable, the Company and its outside counsel shall permit Parent and its outside counsel to participate in all communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement, this Agreement or any of the Transactions. If at any time prior to the Effective Time any event shall occur, or fact or information shall be discovered, that should be set forth in an amendment of or a supplement to the Proxy Statement, the Company shall, in accordance with the procedures set forth in this Section 5.12(a), prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable and, to the extent required by applicable Law, cause such amendment or supplement to be distributed to the stockholders of the Company.

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(b)          Parent shall provide the Company with information concerning or relating to Parent or Merger Sub that may be required in connection with the preparation and filing of the Proxy Statement pursuant to this Section 5.12.

(c)          The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Company Stockholders Meeting”) solely for the purpose of obtaining the Company Stockholder Approval. The Proxy Statement shall include a copy of the Fairness Opinion and unless the Company Board of Directors has withdrawn, modified or amended the Company Board Recommendation so as to constitute a Company Adverse Recommendation Change to the extent permitted under Section 5.2(e), the Proxy Statement shall also include the Company Board Recommendation. The Company will (i) take all reasonable actions permitted by applicable Law to solicit or cause to be solicited from its stockholders proxies in favor of adoption of this Agreement and (ii) subject to Section 5.2(e), take all other reasonable action necessary to secure the Company Stockholder Approval, including, if requested by Parent, engaging a nationally recognized proxy solicitor reasonably acceptable to Parent. Notwithstanding anything herein to the contrary, unless this Agreement is terminated in accordance with Section 7.1, the Company will take all of the actions contemplated by this Section 5.12 regardless of whether a Company Adverse Recommendation Change has occurred and will submit this Agreement for adoption by the Company stockholders at the Company Stockholders Meeting.

Section 5.13         Resignations and Related Matters.

The Company shall prepare and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of (i) the resignations of all directors of the Company and of the resignations from office with the Company of those officers of the Company specified by Parent reasonably in advance of the Closing and, in each case, effective at the Effective Time, and (ii) the taking of all such actions (including the adoption of any necessary resolutions by the Company Board of Directors) as may be necessary to effect as of the Effective Time the actions (including the officer and director appointments) set forth in Sections 1.5 and 1.6. The Company and Parent agree that any such resignation as an officer or director does not terminate any employment relationship of such individual with the Company, and shall be without prejudice to any rights that such director or officer may have under any existing employment, severance or other similar agreement with the Company or under applicable Law.

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Section 5.14         Delisting.

Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the NASDAQ and to terminate registration under the Exchange Act; provided, however, that such delisting and termination shall not be effective until after the Effective Time.

Article VI Conditions Precedent

Section 6.1           Conditions to Each Party’s Obligation.

The obligations of Parent, Merger Sub and the Company to effect the Merger shall be subject to the satisfaction or waiver in writing, on or prior to the Closing Date, of the following conditions:

(a)          Company Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Company Charter Documents;

(b)          Antitrust. The waiting period (and any extensions thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired; and

(c)          No Injunctions or Restraints. No Law, order (whether executive or otherwise), stay, decree, injunction, judgment or ruling (whether temporary, preliminary or permanent) enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Transactions or making the consummation of the Transactions illegal.

Section 6.2           Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver in writing, on or prior to the Closing Date, of the following conditions:

(a)          Representations and Warranties.

(i)          Each of the representations and warranties of the Company set forth in Sections 3.1, 3.2, 3.3, 3.5(b), 3.5(c) (as to clause (iii) only), 3.8(b) and 3.10(h) of this Agreement (A) that is qualified by “materiality,” “Company Material Adverse Effect” or a similar qualifier (each a “Materiality Qualifier”) shall be true and correct in all respects, and (B) that is not qualified by a Materiality Qualifier shall be true and correct in all material respects, in each case, on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date); and

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(ii)         Each of the representations and warranties of the Company (other than those referred to in Section 6.2(a)(i)) shall be true and correct in all respects, in each case, on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date), except to the extent breaches thereof, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

(b)          Performance of Obligations of the Company. The Company shall have performed, in all material respects, all obligations and complied with, in all material respects, all agreements and covenants to be performed or complied with by it under this Agreement on or prior to the Effective Time;

(c)          Officers’ Certificate. The Company shall have delivered to Parent a certificate signed on behalf of the Company by the Company’s chief executive officer and the chief financial officer certifying the satisfaction of the conditions in Section 6.2(a) and Section 6.2(b); and

(d)          Company Material Adverse Effect. Since the date hereof, there shall not have been or occurred any event, circumstance, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 6.3           Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction waiver in writing, on or prior to the Closing Date, of the following conditions:

(a)          Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement that is qualified by “materiality,” “Parent Material Adverse Effect” or a similar qualifier shall be true and correct in all respects, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, in each case, on the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, the accuracy of which will be determined only as of the specified date);

(b)          Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed, in all material respects, all obligations and complied with, in all material respects, all agreements and covenants to be performed or complied with by them under this Agreement at or prior to the Effective Time; and

(c)          Officers’ Certificate. Parent shall have delivered to Company a certificate signed on behalf of Parent by an executive officer of the Parent certifying the satisfaction of the conditions in Section 6.3(a) and Section 6.3(b).

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Article VII Termination

Section 7.1           Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a)          by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors; or

(b)          by either of the Company or Parent:

(i)          if the Merger shall not have been consummated on or before March 23, 2015 (the “Outside Closing Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before such date was primarily due to the failure of such party to perform any of its obligations under this Agreement; provided, further, that if on the Outside Closing Date the condition to Closing set forth in Section 6.1(b) shall not have been satisfied but all other conditions to the Closing shall be satisfied or capable of being satisfied upon satisfaction of the condition set forth in Section 6.1(b), then the Outside Closing Date shall be extended to June 21, 2015;

(ii)         if any Law prohibits consummation of the Merger or if any other Restraint having the effect set forth in Section 6.1(c) is in effect and shall have become final and nonappealable;

(iii)        if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

(c)          by Parent:

(i)          provided that Parent is not currently in material breach or has not currently failed to materially perform any of covenants or agreements set forth in this Agreement, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (B) is incapable of being cured, or is not cured, by the Company within 30 calendar days following receipt of written notice from Parent of such breach or failure; or

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(ii)         if (A) the Company Board of Directors or any committee thereof shall have effected a Company Adverse Recommendation Change, in any case whether or not permitted by Section 5.2, (B) the Company Board of Directors or any committee thereof shall have recommended (or proposed publicly to recommend) for approval by the Company’s stockholders any Takeover Proposal (whether or not a Superior Proposal), (C) after a tender offer or exchange offer that, if successful, would result in any Person or group (as defined under Section 13(d) of the Exchange Act ) becoming a beneficial owner of 20% or more of the outstanding Shares is commenced, the Company Board of Directors shall have failed to recommend that the Company’s stockholders not tender their Shares in such tender or exchange offer, (D) the Company shall have entered into any Company Acquisition Agreement, (E) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement, (F) the Company Board of Directors or any committee thereof shall have resolved to take any action described in the preceding clauses (A) through (E), (G) the Company shall have breached in any material respect any of the provisions of Section 5.2, or (H) the Company Board of Directors or any committee thereof shall have failed to publicly reconfirm the Company Board Recommendation within three days after receipt of a written request from Parent that it do so; or

(d)          by the Company, provided that Company is not currently in material breach or has not currently failed to materially perform any of its covenants or agreements set forth in this Agreement, if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure (i) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (ii) is incapable of being cured, or is not cured, by Parent within 30 calendar days following receipt of written notice from the Company of such breach or failure; or

(e)          by the Company at any time prior to the receipt of the Company Stockholder Approval, if (A) subject to the terms of this Agreement, the Company Board of Directors has effected a Company Adverse Recommendation Change in response to a Superior Proposal received from an Excluded Party or Unsolicited Party pursuant to and in compliance with Section 5.2(e) (and, if such Superior Proposal is to be consummated pursuant to a definitive Company Acquisition Agreement, the Company Board of Directors has authorized the Company to enter into a definitive Company Acquisition Agreement for such Superior Proposal with the Excluded Party or Unsolicited Party (which authorization may be subject to termination of this Agreement)), (B) the Company has not materially breached or violated the terms of Section 5.2 hereof in connection with such Superior Proposal (or any Takeover Proposal that was a precursor thereto), (C) the Company pays to Parent the Termination Fee in accordance with Section 7.3(b), and (D) promptly following the termination of this Agreement, either (x) if such Superior Proposal is to be consummated pursuant to a definitive Company Acquisition Agreement, the Company enters into such definitive Company Acquisition Agreement with such Excluded Party or Unsolicited Party to effect such Superior Proposal, or (y) if such Superior Proposal is not to be consummated pursuant to a definitive Company Acquisition Agreement, the Superior Proposal is consummated.

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Section 7.2           Effect of Termination.

Any party that terminates this Agreement pursuant to Section 7.1 shall provide prompt written notice of such termination to the other party or parties that specifies the provision pursuant to which such termination is made. In the event of the termination of this Agreement as provided in Section 7.1 and the immediately preceding sentence of this Section 7.2, this Agreement shall forthwith become null and void (other than the provisions of Section 5.4, Section 5.5(c), Section 5.9, Section 7.2 and Section 7.3, and Article VIII, all of which shall survive termination of this Agreement (the “Surviving Provisions”)), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates arising under this Agreement, except (i) as set forth in the Surviving Provisions, and (ii) nothing in this Agreement shall relieve any party from liability for fraud or any material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement that is a consequence of an act undertaken by the breaching party with the actual knowledge that the taking of such act would, or would be reasonably expected to, cause a breach of this Agreement.

Section 7.3           Termination Fee.

(a)          If:

(i)          (A) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) (but only if a vote to obtain the Company Stockholder Approval has not been held), and (B) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Takeover Proposal within 12 months of the date this Agreement is terminated;

(ii)         (A) on or after the date hereof and prior to the termination of this Agreement, a Takeover Proposal shall have been made known to the Company or shall have been made directly to its stockholders generally or any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make a Takeover Proposal and thereafter, (B) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(iii), and (C) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Takeover Proposal within 12 months of the date this Agreement is terminated;

(iii)        this Agreement is terminated by Parent pursuant to Section 7.1(c)(i) and the Company’s breach or failure triggering such termination shall have been a material breach of, or material failure to comply with, the Company’s obligations under Section 5.2 or Section 5.12;

(iv)         (A) on or after the date hereof and prior to termination of this Agreement a Takeover Proposal shall have been made known to the Company or shall have been made directly to its stockholders generally or any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make a Takeover Proposal, (B) this Agreement is terminated by Parent pursuant to Section 7.1(c)(i) in circumstances not covered by Section 7.3(a)(iii), and (C) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Takeover Proposal within 12 months of the date this Agreement is terminated;

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(v)          this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii); or

(vi)         this Agreement is terminated by the Company pursuant to Section 7.1(e);

then in any such event under clause (i), (ii), (iii), (iv), (v) or (vi) of this Section 7.3(a), the Company shall pay to Parent a termination fee of $2,560,000 in cash (the “Termination Fee”) and shall reimburse Parent for its reasonable out-of-pocket expenses in connection with this Agreement and the Transactions in an amount not to exceed $500,000 (the “Expense Reimbursement”); it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. The foregoing notwithstanding, the “Termination Fee” shall be $1,700,000 in cash solely in the event that this Agreement is terminated by the Company prior to the expiration of the Go-Shop Period pursuant to Section 7.1(e) based on a Superior Proposal received from an Excluded Party.

(b)          Any payment required to be made pursuant to clause (i), (ii) or (iv) of Section 7.3(a) shall be made to Parent promptly following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any Takeover Proposal (and in any event not later than two business days after delivery to the Company of notice of demand for payment); any payment required to be made pursuant to clause (iii) or (v) of Section 7.3(a) shall be made to Parent promptly following termination of this Agreement by Parent (and in any event not later than two business days after delivery to the Company of notice of demand for payment); and any payment required to be made pursuant to clause (vi) of Section 7.3(a) shall be made to Parent concurrently with, and as a condition precedent to, the termination of this Agreement by the Company pursuant to Section 7.1(e). All such payments shall be made by wire transfer of immediately available funds to an account to be designated by Parent.

(c)          The parties acknowledge that the fees and the other provisions of this Section 7.3 are an integral part of the Transactions and that, without these agreements, the parties would not enter into this Agreement.

(d)          Subject to and without limiting in any way the provisions of Section 7.2, the parties hereto agree that payment of the Termination Fee and the Expense Reimbursement shall be Parent’s and Merger Sub’s exclusive remedy for any termination of this Agreement pursuant to Section 7.1 under circumstances where the Termination Fee is payable under this Section 7.3 and that the Parent and Merger Sub shall have no further recourse against the Company for, or as a result of, such termination.

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Article VIII Miscellaneous

Section 8.1           No Survival.

Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors or representatives, whether prior to or after the execution of this Agreement, and no information provided or made available shall be deemed to be disclosed in this Agreement or in the Company Disclosure Schedule, except to the extent actually set forth herein or therein. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II and Section 5.7 and Section 5.9 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely and the Surviving Provisions shall survive termination indefinitely. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

Section 8.2           Amendment or Supplement.

At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following the adoption of this Agreement by the stockholders of the Company, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval.

Section 8.3           Extension of Time, Waiver.

At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, constitutes a waiver by the party taking such action of compliance with any provision of this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The waiver by any party hereto of any provision of this Agreement is effective only in the instance and only for the purpose that it is given and does not operate and is not to be construed as a further or continuing waiver of such provision or as a waiver of any other provision.

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Section 8.4           Assignment.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

Section 8.5           Counterparts.

This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in any number of counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart signature page is as effective as executing and delivering this Agreement in the presence of the other parties to this Agreement.

Section 8.6           Entire Agreement; No Third-Party Beneficiaries.

Neither this Agreement nor any of the terms or provisions hereof are binding upon or enforceable against any party hereto unless and until the same is executed by all of the parties hereto. This Agreement, the Company Disclosure Schedule and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 5.7 (with respect to which the Persons to which such Section 5.7 applies shall be third party beneficiaries in accordance with Section 5.7), are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.7           Governing Law; Jurisdiction.

(a)          The Laws of the State of Delaware (without giving effect to its conflicts of law principles) govern this Agreement and all matters arising out of or relating to this Agreement and any of the Transactions, including its negotiation, execution, validity, interpretation, construction, performance and enforcement.

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(b)          The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or if such court lacks jurisdiction any federal court sitting in the State of Delaware) over any action or proceeding arising out of or relating to this Agreement or any of the Transactions and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such courts. The parties hereto hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of any action or proceeding brought in such court or any claim that such action or proceeding brought in such court has been brought in an inconvenient forum. Each of the parties hereto agrees that a judgment in such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto hereby irrevocably consents to process being served by any party to this Agreement in any action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 8.10.

Section 8.8           WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.9           Specific Enforcement.

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Subject to the limitations on remedies set forth in Section 7.3(d), it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chancery Court of the State of Delaware (or if such court lacks jurisdiction any federal court sitting in the State of Delaware), without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 8.10         Notices.

All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed by an acknowledgement or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the addressee’s facsimile number), or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

Laboratory Corporation of America Holdings

531 South Spring Street

Burlington, NC 27215

Attention:  General Counsel

Facsimile:  (336) 436-4177

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with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

875 Third Avenue

New York, NY 10022

Attention: Michael J. Silver

Facsimile: (212) 918-3100

If to the Company, to:

LipoScience, Inc.

2500 Sumner Boulevard

Raleigh, NC 27616

Attention: Kathryn F. Twiddy, Vice President, General Counsel and Corporate Secretary

Facsimile: 919-872-5927

with a copy (which shall not constitute notice) to:

Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

Wells Fargo Capitol Center

150 Fayetteville Street, Suite 2300

Raleigh, North Carolina 27601

Attention: Christopher B. Capel

Facsimile: (919) 821-6800

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt. In the event that an addressee of a notice or communication rejects or otherwise refuses to accept a notice or other communication delivered or sent in accordance with this Section 8.10, or if the notice or other communication cannot be delivered because of a change in address for which no notice was given, then such notice or other communication is deemed to have been received upon such rejection, refusal or inability to deliver.

Section 8.11         Severability.

If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

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Section 8.12         Definitions.

As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Acceptable Confidentiality Agreement” shall mean an agreement with respect to the confidentiality of the Company’s material non-public information that is either: (i) in effect as of the execution and delivery of this Agreement; or (ii) executed, delivered and effective after the execution, delivery and effectiveness of this Agreement and that contains provisions that require any counter-party(ies) thereto (and any of its(their) representatives named therein) that receive material non-public information of or with respect to the Company to keep such information confidential, provided that (x) such confidentiality provisions are no less restrictive in the aggregate to such counter-party(ies) (and any of its(their) representatives named therein) than the terms of the Confidentiality Agreement and (y) such confidentiality agreement does not prohibit the Company from providing to Parent the documents or other information that this Agreement contemplates the Company providing to Parent.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Applicable Foreign Competition Laws” shall mean Laws of any foreign governmental body or international institution that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade and are applicable to the Merger.

“Assumed Warrant” shall mean (i) that certain warrant issued by the Company on February 7, 2008 to Square 1 Bank, (ii) that certain warrant issued by the Company on March 31, 2011 to Square 1 Bank and (iii) that certain warrant issued by the Company on December 20, 2012 to Square 1 Bank.

beneficial ownership” (and its correlative terms) shall have the meanings assigned to such terms in Rule 13d-3 under the Exchange Act.

“business day” has the meaning assigned to such term in Rule 14d-1(g)(3) under the Exchange Act.

“Company Board of Directors” shall mean the Company’s Board of Directors.

“Company Facilities” shall mean any properties or facilities used, leased or occupied by the Company.

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“Company Product” shall mean any product or service manufactured, marketed, distributed, licensed for commercial use or sale, or sold at any time by the Company or any of its Subsidiaries.

“Company RSUs” shall mean any restricted stock unit awards granted under any Company Stock Plan (or any predecessor plan providing for the issuance of restricted stock unit awards to any service provider of the Company or any of its Subsidiaries).

“Company Stock Plans” shall mean the following: the Equity Compensation Plans, the ESPP and any other employee benefit plan of the Company or its Subsidiaries that provides for any equity award to participants thereunder.

“Contract” shall mean any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation.

“Current Company Business” shall mean the business of the Company and its Subsidiaries as currently conducted as of the date of this Agreement.

“Executive Severance Benefit Plan” shall mean the Company’s Amended and Restated Executive Severance Benefit Plan, effective May 15, 2014.

“Equity Compensation Plans” shall mean the Company’s 1997 Stock Option Plan, as amended, the Company’s 2007 Stock Incentive Plan, as amended, and the Company’s 2012 Equity Incentive Plan.

“ESPP” shall mean the Company’s 2012 Employee Stock Purchase Plan.

“Excluded Party” shall mean any Person that has made or delivered to the Company (or any of its Representatives in their capacity as such), and not withdrawn or abandoned, a bona fide written Takeover Proposal on or prior to the expiration of the Go-Shop Period which did not result from a material breach of Section 5.2 and which the Company Board of Directors shall have determined in good faith, after consulting with the Company’s outside legal counsel and financial advisor, constitutes, or could reasonably be expected to lead to, a Superior Proposal.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any government, court, arbitrator, regulatory or administrative agency, international institution, commission or authority or other governmental instrumentality, whether federal, state, national, or local, domestic, foreign or multinational, and whether executive, legislative or judicial, of competent jurisdiction.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

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“Information Privacy and Security Laws” shall mean all Laws that apply to the Company concerning the privacy and/or security of information pertaining to an individual, including, where applicable, HIPAA, state data breach notification Laws, state social security number protection Laws, the European Union Directive 95/46/EC, the Federal Trade Commission Act, Canada’s Personal Information Protection and Electronic Documents Act, the Gramm Leach Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, and state consumer protection Laws.

“Knowledge of the Company” shall mean the actual knowledge of Howard B. Doran, William Cromwell, Lucy G. Martindale, E. Duffy McDonald, Philip Hilldale and Kathryn F. Twiddy, as well as any other knowledge which such Persons would have possessed had they made reasonable inquiry of such matter in question.

“Laws” shall mean any foreign, national, European Union, federal, state, and local statutes, common law, ordinances, rules, regulations, resolutions, orders, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified Persons or entities.

“Liens” shall mean liens, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” Laws of the various States of the United States).

“NASDAQ” shall mean The NASDAQ Stock Market LLC.

“Non-Assumed Warrants” shall mean each of those certain warrants issued by the Company on December 20, 2012 to Oxford Finance, LLC.

“Option” shall mean any option to acquire shares of Company Common Stock issued under any Company Stock Plan (or any predecessor plan providing for the issuance of options to any service provider of the Company or any of its Subsidiaries).

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Personal Information” shall mean the information pertaining to an individual that is regulated or protected by one or more of the Information Privacy and Security Laws.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Solicited Party” shall mean any Person, other than Parent and its Subsidiaries:

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(i)          with whom the Company, its Subsidiaries or their Representatives initiate discussions or negotiations during the Go-Shop Period with respect to a Takeover Proposal;

(ii)         solicited by the Company, its Subsidiaries or their Representatives during the Go-Shop Period with respect to a Takeover Proposal; or

(iii)        to whom the Company, its Subsidiaries or their Representatives provide any non-public information concerning the Company or its Subsidiaries during the Go-Shop Period in order to encourage or facilitate the making of a Takeover Proposal by such Person.

“Subsidiary” when used with respect to any Person, shall mean any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Superior Proposal” means a bona fide written, fully-financed Takeover Proposal, obtained after the date hereof and not in breach of this Agreement, to acquire, directly or indirectly, for consideration consisting of cash and/or securities, at least a majority of the equity interests of the Company or 50% or greater of the assets of the Company and its Subsidiaries on a consolidated basis, made by a third party, and which is otherwise on terms and conditions which the Company Board of Directors determines, in its good faith, (after consultation with its outside legal counsel and its financial advisor) to be more favorable to the Company’s stockholders from a financial point of view than the Transactions, including the Merger, taking into account at the time of determination all relevant factors, including any changes to the terms of this Agreement that as of that time had been proposed by Parent in writing and the ability of the Person making such proposal to consummate the transactions contemplated by such proposal (based upon, among other things, the expectation of obtaining required approvals).

“Takeover Proposal” shall mean any proposal, offer or indication of interest (whether in writing or otherwise) from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 20% or more of any class of equity securities of the Company, (C) tender offer or exchange offer that if consummated would result in any Person or “group”(as defined in Section 13(d) of the Exchange Act) beneficially owning 20% or more of any class of equity securities of the Company or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries; in each case, other than the Transactions.

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“Transactions” shall mean each of the transactions contemplated by this Agreement, including the Merger.

“Unsolicited Party” shall mean any Person (other than Parent or its Subsidiaries) that is not a Solicited Party.

“Warrants” shall mean the Assumed Warrants and the Non-Assumed Warrants.

The following terms are defined in the section of this Agreement set forth after such term below:

Agreement	Recitals
Antitrust Laws	Section 5.3(a)
Balance Sheet Date	Section 3.5(i)
Bankruptcy and Equity Exception	Section 3.3(a)
Cap	Section 5.7(a)
Certificate of Merger	Section 1.3
Certificates	Section 2.2(b)
Change in Recommendation Notice	Section 5.2(e)
CLIA	Section 3.8(a)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 2.2(g)
Company	Recitals
Company 401(k) Plan	Section 5.10(d)
Company Acquisition Agreement	Section 5.2(b)(iii)
Company Adverse Recommendation Change	Section 5.2(e)
Company Balance Sheet	Section 3.5(i)
Company Board Recommendation	Section 3.3(b)
Company Charter Documents	Section 3.1(c)
Company Common Stock	Recitals
Company Disclosure Schedule	Article III
Company Intellectual Property	Section 3.15(a)(i)
Company Licenses	Section 3.8(d)
Company Material Adverse Effect	Section 3.1(a)
Company Plans	Section 3.11(a)
Company RSU Payment	Section 2.3(b)
Company SEC Documents	Section 3.5(a)
Company Stockholder Approval	Section 3.3(d)
Company Stockholders Meeting	Section 5.12(c)
Confidentiality Agreement	Section 5.5(c)
Continuing Employee	Section 5.10(c)

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Copyrights	Section 3.15(a)(ii)
DEA	Section 3.8(a)
DGCL	Section 1.1
Dissenting Shares	Section 2.1(e)
Dissenting Stockholders	Section 2.1(e)
Effective Time	Section 1.3
Engagement Letter	Section 3.19
Environmental Claims	Section 3.12(i)(i)
Environmental Damages	Section 3.12(i)(ii)
Environmental Laws	Section 3.12(i)(iii)
Environmental Permits	Section 3.12(i)(iv)
ERISA	Section 3.11(a)
ERISA Affiliate	Section 5.10(c)
Exchange Act	Section 3.4
Expense Reimbursement	Section 7.3(a)
Fairness Opinion	Section 3.18
FDA	Section 3.8(f)
Financial Advisor	Section 3.18
Go-Shop Period	Section 5.2(a)
Governmental Antitrust Entity	Section 5.3(b)
Hazardous Materials	Section 3.12(i)(v)
Intellectual Property Rights	Section 3.15(a)(ii)
IRS	Section 3.10(o)
Leased Real Property	Section 3.14(b)
License Agreements	Section 3.15(c)
Marks	Section 3.15(a)(ii)
Material Contract(s)	Section 3.13(a)(xiii)
Materiality Qualifier	Section 6.2(a)(i)
Merger	Recitals
Merger Consideration	Section 2.1(c)
Merger Shares	Section 2.1(c)
Merger Sub	Recitals
Multiemployer Plan	Section 3.11(a)
Other Company Plan	Section 5.10(e)
Owned Real Property	Section 3.14(a)
Outside Closing Date	Section 7.1(b)(i)
Parent	Recitals
Parent Benefit Plans	Section 5.10(c)
Parent Material Adverse Effect	Section 4.2(b)
Patents	Section 3.15(a)(ii)
Paying Agent	Section 2.2(a)
Payment Program	Section 3.8(j)
Plan Termination Date	Section 5.10(d)

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Policies	Section 3.16
Preferred Stock	Section 3.2(a)
Proxy Statement	Section 3.4
Real Property Lease	Section 3.14(b)
Recent SEC Documents	Section 3.13(a)
Release	Section 3.12(i)(vi)
Remediation	Section 3.12(i)(vii)
Representatives	Section 5.2(a)
Rights Plan	Section 3.20
Sarbanes-Oxley Act	Section 3.5(d)
Security Risk Assessment	Section 3.8(n)
Share(s)	Section 2.1
Solicitation Period End-Time	Section 5.2(a)
Software	Section 3.15(a)(iii)
Stock Option Payment	Section 2.3(a)
Subsidiary Organizational Documents	Section 3.1(c)
Surviving Corporation	Section 1.1
Surviving Provisions	Section 7.2
Tax Returns	Section 3.10(r)
Taxes	Section 3.10(r)
Termination Fee	Section 7.3(a)
Trade Secrets	Section 3.15(a)(ii)
Uncertificated Shares	Section 2.2(b)
Voting Agreement	Recitals
WARN	Section 3.11(k)
Warrant Consideration	Section 2.3(c)(i)

Section 8.13         Interpretation; Other.

(a)          When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period is excluded. If the last day of such period is a non-business day, the period in question ends on the next succeeding business day. Any reference in this Agreement to $ means United States dollars. Unless the context otherwise requires, any reference in this Agreement to gender includes all genders, and words imparting the singular number only include the plural and vice versa. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and do not alter the meaning of, or affect the construction or interpretation of, this Agreement. Unless the context otherwise requires, all references in this Agreement to any “Article” or “Section” are to the corresponding Article or Section of this Agreement. Unless the context otherwise requires, the words “hereby,” “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to the provision in which such words appear. The word “including,” or any variation thereof, means “including, without limitation” and does not limit any general statement that it follows to the specific or similar items or matters immediately following it. References in this Agreement to a contract or agreement mean such contract or agreement as amended or otherwise modified from time to time. All references in this Agreement to specific Laws or to specific sections or provisions of Laws, apply to the respective federal, state, local, or foreign Laws that bear the names so specified and to any succeeding or amended Law, section, or provision corresponding thereto. Any reference in this Agreement to the “parties” to this Agreement means the signatories to this Agreement and their successors and permitted assigns, and does not include any third party. To the extent this Agreement refers to information or documents to be made available to Parent or Merger Sub, the Company shall be deemed to have satisfied such obligation if the Company or any Company Representatives has made such information or document available (A) in the online data room managed by the Company in connection with the Transactions at least one day prior to the date of this Agreement, (B) by delivering such document or information (in writing, including by electronic transmission) to Parent at least one day prior to the date of this Agreement, or (C) in a publicly available filing made with the SEC since January 30, 2013 and at least one date prior to the date of this Agreement.

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(b)          The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c)          This Agreement may only be enforced against the parties hereto. All claims or causes of action (whether in contract, tort or otherwise) arising out of or relating to this Agreement (including the negotiation, execution or performance of this Agreement and any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) may be made only against the parties hereto. No past, present or future officer, director, stockholder, employee, incorporator, member, partner, agent, attorney, representative or Affiliate of any party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto) has any liability or obligation with respect to this Agreement or with respect to any claim or cause of action (whether in contract, tort or otherwise) arising out of or relating to this Agreement (including the negotiation, execution or performance of this Agreement and any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

LABORATORY CORPORATION OF AMERICA HOLDINGS

By:	/s/ F. Samuel Eberts III
	Name:	F. Samuel Eberts III
	Title:	Chief Legal Officer, Corporate Secretary and Senior Vice President of Corporate Affairs

BEAR ACQUISITION CORP.

By:	/s/ F. Samuel Eberts III
	Name:	F. Samuel Eberts III
	Title:	President and Secretary

LIPOSCIENCE, INC.

By:	/s/ Howard B. Doran
	Name:	Howard Doran
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]